UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.      )

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Aaron’s, Inc.
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400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339-3182

March 20, 2017

To Our Fellow Shareholders:

It is our pleasure to invite you to attend the 2017 Annual Meeting of Shareholders of Aaron’s, Inc. to be held on Tuesday, May 2, 2017, at 9:00 a.m., local time, at the SunTrust Conference Room located in the Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326. The Annual Meeting will begin with a discussion of, and voting on, the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, and will be followed by a report on Aaron’s financial performance and operations.

The Proxy Statement is critical to our corporate governance process. We use this document to discuss the proposals being submitted to a vote of shareholders at the Annual Meeting, solicit your vote on those proposals, provide you with information about our board of directors and our executive officers, and inform you of the steps we are taking to fulfill our responsibilities to you as shareholders.

Your vote is important to us. Your broker cannot vote on certain of the proposals without your instruction. Please use your proxy card or voter instruction form to inform us, or your broker, as to how you would like to vote your shares on the proposals in the Proxy Statement. For instructions on voting, please refer to the notice you received in the mail or, if you requested a hard copy of the Proxy Statement, to your enclosed proxy card.

We look forward to seeing you at the Annual Meeting. On behalf of our management and directors, I want to thank you for your continued support of, and confidence in, Aaron’s.

Sincerely,

Ray M. Robinson	John W. Robinson III
Chairman of the Board	President and Chief Executive Officer

400 Galleria Parkway, S.E., Suite 300
Atlanta, Georgia 30339-3182
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 2, 2017
The 2017 Annual Meeting of Shareholders of Aaron’s, Inc., which we refer to as “Aaron’s” or the “Company,” will be held on Tuesday, May 2, 2017, at 9:00 a.m., local time, at the SunTrust Conference Room located in the Atlanta Financial Center, 3343 Peachtree Road, N.E., Atlanta, Georgia 30326, for the purpose of considering and voting on the following items:

1.	To elect nine directors to serve for a term expiring at the 2018 Annual Meeting of Shareholders.
2.	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.
3.	To vote on a non-binding, advisory recommendation to the board of directors regarding the frequency of the advisory vote on executive compensation.
4.	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2017.
5.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
Information relating to these items is provided in the accompanying Proxy Statement.
Only shareholders of record, as shown on the stock transfer books of Aaron’s, on March 15, 2017 are entitled to notice of, or to vote at, the meeting. If you hold shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” you must contact the firm that holds your shares for instructions on how to vote your shares.
If you were a shareholder of record on March 15, 2017, you are strongly encouraged to vote in one of the following ways whether or not you plan to attend the Annual Meeting: (1) by telephone; (2) via the Internet; or (3) by completing, signing and dating a written proxy card and returning it promptly to the address indicated on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
Atlanta, Georgia
March 20, 2017

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 2, 2017.

We are pleased to announce that beginning this year, we are delivering your proxy materials for the 2017 Annual Meeting of Shareholders via the Internet. Because we are delivering proxy materials via the Internet, the Securities and Exchange Commission requires us to mail a notice to our shareholders notifying them that these materials are available on the Internet and how these materials may be accessed. This notice, which we refer to as our “Notice of Proxy Materials,” will be mailed to our shareholders on or about March 20, 2017.

Our Notice of Proxy Materials will instruct you on how you may vote your proxy via the Internet or by telephone, or how you can request a full set of printed proxy materials, including a proxy card to return by mail. If you would like to receive printed proxy materials, you should follow the instructions contained in our Notice of Proxy Materials. Unless you request them, you will not receive printed proxy materials by mail.

The Proxy Statement and Annual Report are available free of charge on our website at http://www.aarons.com/proxy and
http://www.aarons.com/annualreport, respectively,
and at http://www.envisionreports.com/AAN

PROXY SUMMARY
This Proxy Statement is furnished in connection with the solicitation by the board of directors of Aaron’s, Inc., which we refer to as “we,” “our,” “us,” “Aaron’s” or the “Company,” of proxies for use at the 2017 Annual Meeting of Shareholders, including any adjournment or postponement thereof, which we refer to as the “Annual Meeting.” This summary highlights certain material information relating to the Annual Meeting contained elsewhere in this Proxy Statement, but does not contain all of the information you should consider prior to casting your vote. As a result, you should read this entire Proxy Statement carefully before voting. We anticipate that our Notice and Access Letter will first be mailed, and that this Proxy Statement and our 2016 Annual Report to Shareholders will first be made available to our shareholders, on or about March 20, 2017.
2017 Annual Meeting of Shareholders

Date and Time	May 2, 2017, at 9:00 a.m., local time
Place	The SunTrust Conference Room Atlanta Financial Center 3343 Peachtree Road, N.E. 30326
Record Date	March 15, 2017
Voting
Shareholders as of the record date are entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on at the Annual Meeting.

Admission	Attendance at the Annual Meeting will be limited to shareholders as of the record date or their authorized representatives.
Matters To Be Considered and Voting Recommendations

Proposal	Board Recommendation
Elect nine directors to serve for a term expiring at the 2018 Annual Meeting of Shareholders	“FOR” each director nominee
Vote on a non-binding advisory resolution approving Aaron’s executive compensation	“FOR”
Vote on a non-binding advisory recommendation to the board of directors regarding the frequency of the advisory vote on executive compensation	“FOR” annual vote
Ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2017	“FOR”

See “Matters To Be Voted On” beginning on page 3 for more information.

Executive Compensation Matters
The Compensation Committee of our board of directors designed our executive compensation program to retain key executives and motivate them to foster a culture of engagement and performance. Our executive compensation program is also structured so that a meaningful percentage of compensation is tied to the achievement of challenging levels of corporate and personal performance objectives. We believe this design will enable us to meet the operational, financial and strategic objectives established by our board of directors. Each of our named executive officers identified in “Compensation Discussion and Analysis” generally has a greater portion of their total direct compensation that is variable and performance-based than do other employees. This is consistent with our philosophy that incentive compensation opportunities linked to performance -including financial, operating and stock price performance - should increase as overall responsibility increases.
Incentive compensation for 2016 performance reflects solid financial results. Despite the challenges faced by the traditional rent-to-own industry, the Compensation Committee was pleased with management’s achievements and our performance in 2016, particularly the following:

•
Growing total revenues by 1%, as compared to 2015, to a record of $3.208 billion, driven by strong growth in our Progressive segment, offset by a decline in revenues from our traditional lease-to-own business, which we now refer to as our “Aaron’s Business,” in the face of an economy that has continued to prove challenging to traditional rent-to-own businesses;

•
Increasing Progressive’s revenues by nearly 18%, as compared to 2015, to $1.238 billion, driven primarily by a 35.6% increase in the number of active doors, and improving its pre-tax earnings by $50.2 million to $104.7 million, an increase of 92%;

•	Achieving pre-tax earnings of $218.4 million, a nearly 2.5% increase from the $213.1 million reached in 2015;

•	Ending 2016 with $308.6 million in cash and a net debt to total capitalization ratio of 9.6%;

•	Returning about $42 million of capital to shareholders through share repurchases and the payment of cash dividends;

•	Investing in and further improving the Company’s compliance programs and achieving compliance objectives;

•	Capturing about $12 million in cost reductions through initiatives implemented at our Aaron’s store support center and in the field;

•	Improving the percentage of lease revenue for the Aaron’s Business generated from our Aarons.com website from 1.1% for 2015 to 4.3% for 2016; and

•	Selling our 82 Company-operated HomeSmart stores, to strengthen our focus on improving our Aaron’s Business.
Based on our 2016 performance, the Compensation Committee approved the following incentive awards for our named executive officers:

•
Messrs. John W. Robinson III and Steven A. Michaels earned annual cash incentive awards of 97% of target based on Company-wide financial performance. Mr. Douglas A. Lindsay earned an annual cash incentive award of 74% of target based on Aaron’s Business results for financial performance and compliance-related goals.  Messrs. Ryan K. Woodley and Curtis L. Doman earned annual cash incentive awards of 155% of target, based on Progressive’s results for financial performance and compliance-related goals.

•
Our named executive officers also earned awards under the performance share component that constitutes 50% of their annual grant values under our 2016 long-term incentive program. Messrs. Robinson and Michaels earned awards at 98% of target, based on the Company’s overall performance. Mr. Lindsay earned awards at 74% of target, based on the financial performance of our Aaron’s Business and the Company as a whole.  Messrs. Woodley and Doman earned awards at 129% of target based on the financial performance of Progressive and the Company as a whole. The value realized from these awards was greater than the corresponding grant date target values in light of the subsequent increase in our stock price. Further, for the stock options and time-based restricted stock units that comprise the remainder of the annual grant for our named executive officers, our stock price increase resulted in year-end award values that were also greater than the grant date award values.

See “Compensation Discussion and Analysis” beginning on page 16 for more information.

MATTERS TO BE VOTED ON
Proposal 1-Election of Directors
Our board of directors recommends the election of the nominees listed below, each of whom will have a term of office expiring at our 2018 Annual Meeting of Shareholders. If, at the time of the Annual Meeting, any of such nominees should be unable to serve, the persons named in the proxy will vote for such substitutes as our board of directors recommends. In no event will the proxy be voted for more than nine nominees. Our management has no reason to believe that any nominee for election at the Annual Meeting will be unable to serve if elected, however.
The following table provides summary information about each nominee, all of whom currently serve on our board of directors. All of the nominees listed below have consented to serve as directors if elected.

Nominee	Age	Occupation	Independent	Joined Our Board
Kathy T. Betty	61	Former Owner Atlanta Dream (WNBA team)	Yes	August 2012
Douglas C. Curling	62	Managing Principal New Kent Capital LLC and New Kent Consulting LLC	Yes	January 2016
Cynthia N. Day	51	President and Chief Executive Officer Citizens Bancshares Corporation and Citizens Trust Bank	Yes	October 2011
Curtis L. Doman	44	Chief Technology Officer Progressive	No	August 2015
Walter G. Ehmer	51	President and Chief Executive Officer Waffle House, Inc.	Yes	May 2016
Hubert L. Harris, Jr.	73	Former Chief Executive Officer Invesco North America	Yes	August 2012
John W. Robinson III	45	President and Chief Executive Officer Aaron’s, Inc.	No	November 2014
Ray M. Robinson	69	Former President for the Southern Region AT&T	Yes	November 2002
Robert H. Yanker	58	Director Emeritus McKinsey & Company	Yes	May 2016
Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors. Our board of directors can then choose to accept the resignation, reject it or take such other action that our board of directors deems appropriate.

Our board of directors recommends that you vote “FOR”
the election of each of the nominees above.

Proposal 2-Advisory Vote on Executive Compensation
We provide our shareholders with the annual opportunity to cast an advisory vote on the compensation of our named executive officers. The vote on this proposal represents an additional means by which we obtain feedback from our shareholders about executive compensation. Our Compensation Committee sets executive compensation for our named executive officers, which is designed to link pay with performance while enabling us to competitively attract, motivate and retain key executives. The overall objective of our executive compensation program is to encourage and reward the creation of sustainable, long-term shareholder value.
To meet this objective, in 2016 the Compensation Committee’s deliberations regarding how much to pay our named executive officers included, among other performance metrics, (i) objective measurements of business performance, (ii) the accomplishment of strategic and financial objectives, (iii) the development of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to both the short- and the long-term success of Aaron’s. Our focus on internal financial performance as measured in our annual incentive plans led to solid results for 2016 and has positioned our operations well for the future. Our equity program serves to align the interests of our named executive officers with those of our shareholders.
We encourage our shareholders to read the Compensation Discussion and Analysis section of this Proxy Statement, which discusses how our compensation policies and programs support our compensation philosophy. Our board of directors and the Compensation Committee believe these policies and programs are strongly aligned with the long-term interests of our shareholders.
Accordingly, we ask for shareholder approval of the following resolution:
“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure, is hereby APPROVED.”
This vote is advisory and therefore not binding on us, our board of directors or the Compensation Committee. At last year’s annual meeting of shareholders, over 97% of votes cast were in support of the compensation paid to our named executive officers. Our board of directors and the Compensation Committee value the opinions of our shareholders, and the Compensation Committee takes seriously its role in the governance of compensation. The Compensation Committee will consider the result of this year’s vote, as well as other communications from shareholders relating to our compensation practices, and take them into account in future determinations concerning our executive compensation program.
Assuming a quorum is present, the resolution above approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution.

Our board of directors recommends that you vote “FOR”
the resolution approving our executive compensation.

Proposal 3-Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
The Dodd-Frank Wall Street Reform and Consumer Protection Act enables our shareholders to indicate how frequently we should seek an advisory vote on the compensation of our named executive officers. By voting on this Proposal 3, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years.
After careful consideration, the board of directors has determined that an advisory vote on executive compensation that occurs every year is the most appropriate policy for the Company at this time, and therefore our board of directors recommends that you vote for an annual advisory vote on executive compensation. This advisory vote on the frequency of future advisory votes on executive compensation is non-binding on the board of directors.
You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain from voting when you vote in response to the following resolution:
“RESOLVED, that the shareholders advise, on a non-binding basis, whether the preferred frequency of an advisory vote on the executive compensation of the Company's named executive officers as set forth in the Company's proxy statement should be every year, every two years, or every three years.”
The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders. However, because this vote is advisory and not binding on the board of directors or the Company in any way, the board of directors may decide that it is in the best interests of our shareholders and the Company to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders. The board of directors currently intends to consider the shareholders' selection in deciding on a frequency.
Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting will be the shareholders' preferred frequency.
Our board of directors recommends that you vote “FOR”
the option of once every year as the preferred frequency for future advisory votes on executive compensation.

Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
The Audit Committee of our board of directors has appointed Ernst & Young LLP, which we refer to as “EY,” to audit our consolidated financial statements for the year ending December 31, 2017, as well as the effectiveness of our internal controls over financial reporting as of December 31, 2017. A representative of EY will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions from shareholders.
We are asking our shareholders to ratify EY's appointment as our independent registered public accounting firm. Although ratification is not required by our bylaws or otherwise, our board of directors is submitting the selection of EY to our shareholders for ratification because we value our shareholders’ views on our independent registered public accounting firm and view the ratification vote as a matter of good corporate practice. In the event that our shareholders fail to ratify the appointment, it is anticipated that no change in our independent registered public accounting firm would be made for fiscal year 2017 because of the difficulty and expense of making any change during the current fiscal year. However, our board of directors and the Audit Committee would consider the vote results in connection with the engagement of an independent registered public accounting firm for fiscal year 2018. Even if EY's appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2017 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal.

Our board of directors recommends that you vote “FOR”
the ratification of the appointment of our independent registered public accounting firm for 2017.

GOVERNANCE
Nominees to Serve as Directors
Kathy T. Betty, 61, has served as a director of the Company since August 2012. From 2009 until 2011, Ms. Betty was the owner of the Atlanta Dream of the WNBA. She also founded The Tradewind Group, an incubator company, where she worked until 2007. Her other experience includes serving as Executive Vice President and Partner of ScottMadden from 1993 to 2000, where she worked on international mergers and acquisitions, and working at Ernst & Young LLP from 1989 to 1993, including serving as one of the first women admitted to the partnership.
Among other qualifications, Ms. Betty brings over 30 years of business management and consultancy experience to our board of directors. Her leadership positions in the Atlanta community, including serving on the boards of the Children’s Healthcare of Atlanta Foundation, YMCA of Metropolitan Atlanta and the Alexander-Tharpe Fund, Georgia Institute of Technology, as well as the Board of Councilors of the Carter Center, provide her with management, entrepreneurial, financial and accounting experience, which are utilized by our board of directors. These skills and experience qualify her to serve on our board of directors.
Douglas C. Curling, 62, has served as a director of the Company since January 2016. Since March 2009, Mr. Curling has been the managing principal of New Kent Capital LLC, a family-run investment business, and New Kent Consulting LLC, a privacy and mergers and acquisitions consulting business. From 1997 until September 2008, Mr. Curling held various executive positions at ChoicePoint Inc., a provider of identification and credential verification services that was sold to Reed Elsevier in 2008, including serving as President from April 2002 to September 2008, as Chief Operating Officer from 1999 to September 2008 and as Executive Vice President, Chief Financial Officer and Treasurer from 1997 to May 1999. Mr. Curling also served as a director of ChoicePoint Inc. from May 2000 to September 2008. Mr. Curling currently serves on the board of directors of CoreLogic, a New York Stock Exchange listed company providing global property information, analytics and data-enabled services to financial services organizations and real estate professionals.
Among other qualifications, Mr. Curling brings substantial experience in managing and operating businesses with privacy, data analytics and other data-enabled matters to our board of directors. His prior service as a chief financial officer provides him with valuable accounting and financial expertise, and his consulting experience provides him with significant mergers and acquisitions expertise, all of which is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Cynthia N. Day, 51, has served as a director of the Company since October 2011. Ms. Day is currently President and Chief Executive Officer of Citizens Bancshares Corporation and Citizens Trust Bank. She served as Chief Operating Officer and Senior Executive Vice President of Citizens Trust Bank from 2003 to January 2012 and served as its acting President and Chief Executive Officer from January 2012 to February 2012. Ms. Day previously served as the Executive Vice President and Chief Operating Officer and in other capacities of Citizens Federal Savings Bank of Birmingham from 1993 until its acquisition by Citizens Trust Bank in 2003 and previously served as an audit manager for KPMG. She currently serves on the board of directors of Primerica, Inc., Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank. As of January 2017, Citizens Bancshares Corporation no longer is a publicly traded company, and its subsidiary, Citizens Trust Bank, is not a publicly traded company. Ms. Day has also served as a member of the board of directors of the National Bankers Association, the Georgia Society of CPAs, the University of Alabama Continuing Education Advisory Board and the United Negro College Fund.
Among other qualifications, Ms. Day brings significant management and financial experience to our board of directors. Her experience in multiple senior executive leadership positions and service on other boards, provide her with accounting and financial expertise, which are utilized by our board of directors. These skills and experiences qualify her to serve on our board of directors.
Curtis L. Doman, 44, has served as a director of the Company since August 2015. Mr. Doman currently serves as the Chief Technology Officer of the Company’s Progressive segment. He was also President of IDS, Inc. from September 1993 until October 2015.
Among other qualifications, Mr. Doman brings significant experience in technology and data analytics matters to our board of directors. Mr. Doman’s intimate knowledge of our Progressive segment, including as the creator of the dynamic decision-making engine used by our Progressive segment in evaluating underwriting criteria for our lease products, is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.

Walter G. Ehmer, 51, has served as a director of the Company since May 2016. Mr. Ehmer is currently the President and Chief Executive Officer of Waffle House, Inc., or “Waffle House,” a position he has held since 2012. Mr. Ehmer has held various positions with Waffle House since joining the company in 1992 as a senior buyer in the purchasing department, including most recently serving as its President and Chief Operating Officer from 2006 until 2012 and as Chief Financial Officer from 2001 until 2006. Mr. Ehmer previously served as a member of the Georgia Tech Industrial Engineering Advisory Board, the Georgia Tech Alumni Association Board of Trustees and the Georgia Tech President’s Advisory Board. Mr. Ehmer is also a past chairperson of the Georgia Tech Alumni Association and currently serves as a member of the executive committee of the Georgia Tech Foundation. Mr. Ehmer also serves on the boards of the City of Atlanta Policy Foundation and the Metro Atlanta Chamber of Commerce.
Among other qualifications, Mr. Ehmer brings significant management and financial experience to our board of directors. His experience in multiple senior executive leadership positions, including with responsibility for accounting-related matters, provide him with managerial and financial expertise that is utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Hubert L. Harris, Jr., 73, has served as a director of the Company since August 2012. Since 1992, Mr. Harris has owned and operated Harris Plantation, Inc., a cattle, hay and timber business. Mr. Harris has also served as a trustee for SEI mutual funds since 2008. Mr. Harris previously served as CEO of Invesco North America, CFO of Invesco PLC and Chairman of Invesco Retirement Services, and served on the board of directors of Invesco from 1993 to 2004. From 1988 to 2005, Mr. Harris was President and Executive Director of the International Association for Financial Planning. Mr. Harris also served as the Assistant Director of the Office of Management and Budget in Washington, D.C. from 1977 to 1980. Mr. Harris is on the Board of Councilors of the Carter Center, and he previously served as chair of the Georgia Tech Foundation and chair of the Georgia Tech Alumni Association.
Among other qualifications, Mr. Harris brings a strong financial background and extensive business experience to our board of directors. His service on numerous for-profit and non-profit boards and management experience provide him with governance and financial expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
John W. Robinson III, 45, has been a director of the Company since November 2014 when he was named the Chief Executive Officer of the Company. Mr. Robinson was also named President of the Company as of February 2016. From 2012 to November 2014, Mr. Robinson served as the Chief Executive Officer of Progressive Finance Holdings, LLC, which was acquired by Aaron’s, Inc. in April 2014. Prior to working at Progressive, he served as the President and Chief Operating Officer of TMX Finance LLC, or “TMX Finance.” He joined TMX Finance as Chief Operating Officer in 2004 and was appointed President in 2008. TMX Finance filed a voluntary Chapter 11 bankruptcy proceeding in April 2009 from which it emerged in April 2010. Prior to working at TMX Finance, he worked in the investment banking groups at Morgan Stanley, Lehman Brothers and Wheat First Butcher Singer.
Among other qualifications, Mr. Robinson brings significant operational and financial experience to our board of directors. His considerable experience in senior management, and his leadership and intimate knowledge of our business, including our Progressive segment in particular, provide him with strategic and operational expertise generally and for the Company specifically, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Ray M. Robinson, 69, has served as a director of the Company since November 2002 and has been our Chairman since April 2014. From November 2012 until his appointment as Chairman, Mr. Robinson was the Company’s independent lead director. Mr. Robinson started his career at AT&T in 1968, and prior to his retirement in 2003, he held several executive positions, including President of the Southern Region, its largest region, President and Chief Executive Officer of AT&T Tridom, Vice President of Operations for AT&T Business Customer Care, Vice President of AT&T Outbound Services, and Vice President of AT&T Public Relations. Mr. Robinson is also a director of Acuity Brands, Inc., a lighting solutions company, American Airlines Group Inc., a holding company operating various commercial airlines (including American Airlines and US Airways), Avnet, Inc., a distributor of electronic components, enterprise computer and storage products, information technology services and embedded subsystems, and Fortress Transportation and Infrastructure Investors LLC, an investor in infrastructure and equipment for the transportation of goods and people, all of which are public companies. Since 2003, Mr. Robinson has also served as a director and non-executive Chairman of Citizens Bancshares Corporation and its subsidiary, Citizens Trust Bank, the largest African American-owned bank in the Southeastern United States and the nation’s second largest. As of January 2017, Citizens Bancshares Corporation no longer is a publicly traded company, and its subsidiary, Citizens Trust Bank, is not a publicly traded company. Mr. Robinson previously served as a director of RailAmerica, Inc. from 2010 to 2012. Mr. Robinson has also been Vice Chairman of the East Lake Community Foundation in Atlanta, Georgia since November 2003.

Among other qualifications, Mr. Robinson brings experience in senior management and board service for numerous public companies to our board of directors. His service on the boards of a number of organizations of varying sizes provides him with extensive operational skills and governance expertise, which are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Robert H. Yanker, 58, has served as a director of the Company since May 2016. Mr. Yanker is currently a Director Emeritus at McKinsey & Company, or “McKinsey.” Mr. Yanker served at McKinsey for 27 years, from 1986 to 2013, where he worked with a variety of clients in the industrial, consumer and telecommunications sectors on a full range of issues from strategy, portfolio assessment, sales and operations transformation, restructuring and capability building. Mr. Yanker also served as a director of Wausau Paper Corp., a NYSE-listed manufacturer of away-from-home towel and tissue products, from July 2015 until January 2016 when the company was acquired by a subsidiary of SCA Americas, Inc.
Among other qualifications, Mr. Yanker brings significant management and operational experience to our board of directors. His experience throughout his career in advising and consulting for senior management teams provide him with significant managerial and operational expertise, and his prior service on another public company board provided him with governance expertise. Mr. Yanker's skills and areas of expertise are utilized by our board of directors. These skills and experiences qualify him to serve on our board of directors.
Executive Officers Who Are Not Directors
Set forth below are the names and ages of each current executive officer of the Company who is not a director. All positions and offices with the Company held by each such person are also indicated.

Name (Age)	Position with the Company and Principal Occupation During the Past Five Years
Robert W. Kamerschen (49)
Chief Administrative Officer since February 2016 and Executive Vice President, General Counsel and Corporate Secretary since April 2014. Previously, Mr. Kamerschen served as Senior Vice President and General Counsel from June 2013 and also as Corporate Secretary from November 2013. Before joining the Company, Mr. Kamerschen worked at information solution provider Equifax Inc. from 2008 through 2013, serving in multiple executive positions and most recently as its U.S. Chief Counsel, Senior Vice President and Chief Compliance Officer. Mr. Kamerschen began his legal career in 1994 in the Atlanta office of the international law firm Troutman Sanders LLP.

Douglas A. Lindsay (46)
President of Aaron’s Business since February 2016. Prior to joining the Company, Mr. Lindsay served as the Executive Vice President and Chief Operating Officer at ACE Cash Express from February 2012 to January 2016. Previously Mr. Lindsay also served as the Executive Vice President and Chief Financial Officer from June 2007 to February 2012 and the Vice President, Finance and Treasurer from February 2005 to June 2007 for ACE Cash Express.

Steven A. Michaels (45)
Chief Financial Officer and President of Strategic Operations since February 2016. Mr. Michaels previously served as President from April 2014 until February 2016, Vice President Strategic Planning & Business Development from 2013 until April 2014, Vice President, Finance from 2012 until April 2014 and Vice President, Finance, Aaron’s Sales & Lease Ownership Division from 2008 until 2011.

Robert P. Sinclair, Jr. (55)	Vice President, Corporate Controller since 1999.
Ryan K. Woodley (40)
Chief Executive Officer of Progressive Finance Holdings, LLC since January 2015. Mr. Woodley joined Progressive Finance Holdings, LLC as Chief Operating Officer and Chief Financial Officer in June of 2013. Prior to that, he was Chief Operating Officer and Chief Financial Officer at DigiCert, a digital security certificate provider which was sold to TA Associates in November 2012.

Composition, Meetings and Committees of the Board of Directors
Our board of directors is currently comprised of nine directors having terms expiring at the Annual Meeting. Each of our directors will continue to hold office until the expiration of his or her term and until his or her successor is duly elected and qualified or until his or her earlier resignation, removal from office or death.
Our Corporate Governance Guidelines include categorical standards adopted by our board of directors to determine director independence that meet the listing standards of the New York Stock Exchange, or “NYSE.” Our Corporate Governance Guidelines also require that at least 75% of our board of directors be “independent,” a requirement that is more stringent than the NYSE listing requirement that a majority of the board of directors be independent. Our board of directors has affirmatively determined that all of our directors are “independent” in accordance with NYSE listing requirements and the requirements of our Corporate Governance Guidelines, other than Mr. John Robinson, our President and Chief Executive Officer, and Mr. Doman, the Chief Technology Officer of our Progressive segment.
Our board of directors currently has three standing committees consisting of an Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. From time to time, our board of directors may establish ad-hoc committees at its discretion. Our board of directors has adopted a charter for each of its standing committees, copies of which are available on the investor relations section of our website located at http://www.aaronsinc.com. The current members of each committee are identified in the table below:

Director	Audit Committee*	Compensation Committee	Nominating and Corporate Governance Committee
Kathy T. Betty		(Chair)	Member
Douglas C. Curling	Member	Member
Cynthia N. Day	(Chair)	Member
Walter G. Ehmer	Member		Member
Hubert L. Harris, Jr.	Member		(Chair)
Ray M. Robinson		Member	Member
Robert H. Yanker	Member		Member
Number of Meetings in Fiscal Year 2016	9	7	5

*	Four of the members of the Audit Committee have been designated as an “audit committee financial expert” as defined by Securities and Exchange Commission, or "SEC", regulations.
Meetings
Our board of directors held seven meetings during 2016. The number of meetings held by each of our committees in 2016 is shown in the table above. Overall attendance at those meetings was approximately 98%. Each director attended 75% or more of the aggregate of all meetings of the board and the committees on which he or she served during 2016.
It is our policy that directors are expected to attend the annual meeting of shareholders in the absence of a scheduling conflict or other valid reason. All of our directors then in office attended the 2016 Annual Meeting of Shareholders held on May 4, 2016.
The non-management and independent members of our board of directors meet frequently in executive session, without management present. Mr. Ray Robinson, the Chairman of our board of directors, chairs these meetings.

Committees
Audit Committee. The function of the Audit Committee is to assist our board of directors in fulfilling its oversight responsibility relating to: (i) the integrity of the Company’s consolidated financial statements; (ii) the financial reporting process and the systems of internal accounting and financial controls; (iii) the performance of the Company’s internal audit function and independent auditors; (iv) the independent auditors’ qualifications and independence; (v) the Company’s compliance with ethics policies (including oversight and approval of related party transactions and reviewing and discussing calls to the Company’s ethics hotline and the Company’s investigation of and response to such calls) and legal and regulatory requirements; and (vi) the adequacy of the Company’s policies and procedures to assess, monitor and manage business risks and its corporate compliance programs, including receiving quarterly reports related to such risks and programs. The Audit Committee is directly responsible for the appointment, compensation, retention, and termination of our independent auditors, who report directly to the Audit Committee, and for recommending to our board of directors that the board recommend to our shareholders that the shareholders ratify the retention of our independent auditors.  In connection with its performance of these responsibilities, the Audit Committee regularly receives reports from and holds discussions with Company management, leaders from the Company’s internal audit department, leaders from the Company’s legal department, and the independent auditors.  Many of those discussions are held in executive session with the Audit Committee.
Each member of the Audit Committee satisfies the independence requirements of the NYSE and SEC rules applicable to audit committee members, and each is financially literate. Our board of directors has designated each of Ms. Day and Messrs. Curling, Ehmer and Harris as an “audit committee financial expert” as defined by SEC regulations.
Compensation Committee. The purpose of the Compensation Committee is to assist our board of directors in fulfilling its oversight responsibilities relating to: (i) executive and director compensation; (ii) equity compensation plans and other compensation and benefit plans; and (iii) other significant associate resources matters.
The Compensation Committee has the authority to review and approve performance goals and objectives for the named executive officers in connection with the Company’s compensation programs, and to evaluate the performance of the named executive officers, in light of such performance goals and objectives and other matters, for compensation purposes. Based on such evaluation and other matters, the Compensation Committee recommends to the independent members of our board of directors for determination (or makes such determination itself in some circumstances) the compensation of the named executive officers, including our President and Chief Executive Officer. The Compensation Committee also has the authority to approve grants of equity incentives and to consider from time to time, and recommend to our board of directors, changes to director compensation.
Each member of the Compensation Committee satisfies the independence requirements of the NYSE applicable to compensation committee members, is a non-employee director under Rule 16b-3 of the Securities Exchange Act of 1934, or the “Exchange Act,” and is an outside director under Section 162(m) of the Internal Revenue Code.
Nominating and Corporate Governance Committee. The purpose of the Nominating and Corporate Governance Committee is to assist our board of directors in fulfilling its responsibilities relating to: (i) board and committee membership, organization, and function; (ii) director qualifications and performance; (iii) management succession; and (iv) corporate governance. The Nominating and Corporate Governance Committee from time to time identifies and recommends to our board of directors individuals to be nominated for election as directors and develops and recommends to our board of directors for adoption corporate governance principles applicable to the Company.
Each member of the Nominating and Corporate Governance Committee satisfies the independence requirements of the NYSE.
Assessment of Director Candidates and Required Qualifications
The Nominating and Corporate Governance Committee is responsible for considering and recommending to our board of directors nominees for election as director at our annual meeting of shareholders and nominees to fill any vacancy on our board of directors. Our board of directors, after taking into account the assessment provided by the Nominating and Corporate Governance Committee, is responsible for considering and recommending to our shareholders nominees for election as director at our annual meeting of shareholders. In accordance with our Corporate Governance Guidelines, both the Nominating and Corporate Governance Committee and our board of directors, in evaluating director candidates, consider the experience, talents, skills and other characteristics of each candidate and our board of directors as a whole in assessing potential nominees to serve as director.

We believe that, at a minimum, a director should have the highest personal and professional ethics, moral character and integrity, demonstrated accomplishment in his or her field and the ability to devote sufficient time to carry out the duties of a director. To help ensure the ability to devote sufficient time to board matters, no director may serve on the board of more than four other public companies while continuing to serve on our board of directors, and no director that serves as chief executive officer of another company may serve on the board of more than two other public companies while continuing to serve on our board of directors, unless our board determines in its business judgment that such simultaneous service will not impair the director's ability to serve on our board of directors, and that such simultaneous service is otherwise in the best interests of the shareholders.
In addition to these minimum qualifications, our board of directors may consider all information relevant in their business judgment to the decision of whether to nominate a particular candidate for a particular board seat. These factors may include a candidate’s professional and educational background, reputation, industry knowledge and business experience and the relevance of those characteristics to us and our board of directors. In addition, candidates will be evaluated on their ability to complement or contribute to the mix of talents, skills and other characteristics needed to maintain the effectiveness of our board of directors and their ability to fulfill the responsibilities of a director and of a member of one or more of the standing committees of our board of directors. While our board of directors does not have a specific policy regarding diversity among directors, diversity of race, ethnicity, gender, age, cultural background and professional experience is considered in evaluating candidates for membership on our board of directors.
No person may be nominated for election to our board of directors after his or her 80th birthday and must offer his or her resignation, effective as of the next annual meeting of shareholders, from our board of directors following his or her 80th birthday. A director is also required to offer his or her resignation immediately in the event the director, or any of his or her respective affiliates or associates, takes any action (including encouraging or supporting others) to (i) nominate, propose or vote in favor of any candidate to serve on our board of directors (other than the nominees proposed by our board of directors) or oppose for election any nominee proposed by our board of directors or (ii) solicit proxies with respect to any of our securities within the meaning of the Exchange Act and the rules thereunder (other than any proxy solicitation in favor of a matter approved by our board of directors).
In determining whether to nominate an incumbent director for re-election, the Nominating and Corporate Governance Committee and our board of directors evaluate each incumbent’s continued service, in light of these collective requirements. When the need for a new director arises (whether because of a newly created seat or vacancy), the Nominating and Corporate Governance Committee and our board of directors proceed to identify a qualified candidate or candidates and to evaluate the qualifications of each candidate identified. Final candidates are generally interviewed by one or more members of the Nominating and Corporate Governance Committee or other members of our board of directors before a decision is made.
Shareholder Recommendations and Nominations for Election to the Board
Our Nominating and Corporate Governance Committee will consider nominees recommended by shareholders. Any shareholder wishing to nominate a candidate for director at the next annual shareholders’ meeting must submit a proposal as described under “Additional Information—Shareholder Proposals for the 2018 Annual Meeting of Shareholders” and otherwise comply with the advance notice provisions and information requirements contained in our bylaws. The shareholder submission should be sent to the President of Aaron’s, Inc. at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339-3182.
Shareholder nominees are evaluated under the same standards as other candidates for board membership described above in “Assessment of Director Candidates and Required Qualifications.” In addition, in evaluating shareholder nominees for inclusion with the board’s slate of nominees, the Nominating and Corporate Governance Committee and our board of directors may consider any other information they deem relevant, including (i) the factors described in “Assessment of Director Candidates and Required Qualifications,” (ii) whether there are or will be any vacancies on our board of directors, (iii) the size of the nominating shareholder’s holdings in the Company, (iv) the length of time such shareholder has owned such holdings and (v) any statements by the nominee or the shareholder regarding proposed changes in our operation.
Board Leadership Structure
We currently separate the roles of Chairman and Chief Executive Officer in recognition of the differences between the two roles. The Chairman is responsible for leading our board of directors in its duty to oversee the management of our business and affairs. The Chief Executive Officer is responsible for oversight of our day-to-day operations and business affairs, including directing the business conducted by our employees, managers and officers.

Our Chief Executive Officer serves on our board of directors, which we believe helps to serve as a bridge between management and our board of directors, ensuring that both groups act with a common purpose. We believe that Mr. John Robinson’s presence on our board of directors enhances his ability to provide insight and direction on important strategic initiatives to both management and the independent directors.
Our board of directors does not have a formal policy on whether the Chairman and Chief Executive Officer roles should be separated or combined but, instead, makes that determination from time to time employing its business judgment. Our board of directors, however, does believe that if the Chairman and Chief Executive Officer roles are combined, or if the Chairman is not an independent director, that our board of directors should appoint an independent Lead Director to serve as the leader and representative of the independent directors in interacting with the Chairman and Chief Executive Officer and, when appropriate, our shareholders and the public. Our board of directors has determined that Mr. Ray Robinson, who serves as our Chairman, is independent under NYSE listing requirements. As a result, currently our board of directors has not designated a Lead Director.
Board of Directors and Committee Evaluations
Our board of directors and each of its committees conduct an annual evaluation, which includes a qualitative assessment by each director of the performance of our board of directors and the committee or committees on which the director sits. In 2017, our board of directors also engaged a third-party to facilitate our board self-evaluation process and board and committee review. That assessment was conducted via oral interviews by a third party legal advisor selected by our board of directors, using as the basis for discussion a list of questions that were provided to each director in advance. The results of the evaluation and any recommendations for improvement were reported to all directors and discussed with the Nominating and Corporate Governance Committee and our board of directors. The Nominating and Corporate Governance Committee oversees the evaluation process.
Board Role in Risk Oversight
Senior management is responsible for day-to-day risk management, while our board of directors oversees planning and responding to risks, as a whole, through its committees and independent directors. Although our board of directors has ultimate responsibility with respect to risk management oversight, primary responsibility for certain areas has been delegated, as appropriate, to its committees. For example, the Audit Committee is charged with, among other matters, overseeing risks attendant to (i) our system of disclosure controls and procedures, (ii) internal control over financial reporting, and (iii) performance of our internal audit function and independent auditors. The Audit Committee considers the steps management has taken to monitor and control such risks, including our risk assessment and risk management policies. The Audit Committee also considers issues relating to our legal and regulatory compliance obligations, including consumer protection laws in the lease-to-own industry in particular, at each meeting together with our General Counsel or another representative from our legal department.
Likewise, the Compensation Committee considers risks that may be implicated by our compensation programs. For 2016, our Compensation Committee, aided by its third-party compensation consultant, reviewed our compensation policies and practices and determined that they do not encourage excessive or unnecessary risk taking, and do not otherwise create risks that are reasonably likely to have a material adverse effect on the Company.
Compensation Committee Interlocks and Insider Participation
For the year ended December 31, 2016, the Compensation Committee consisted of Mses. Betty and Day and Messrs. Curling and Ray Robinson, each of whom our board of directors determined was independent in accordance with NYSE listing requirements.
No member of the Compensation Committee during 2016 is or was formerly an officer or employee of the Company or any of its subsidiaries or was a related person in a related person transaction with the Company required to be disclosed under applicable SEC rules.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of the Company’s common stock, to file with the SEC certain reports of beneficial ownership of the Company’s common stock. Based solely on a review of information furnished to us, the Company believes that its directors, officers and more than 10% shareholders complied with all applicable Section 16(a) filing requirements during the year ended December 31, 2016, other than one Form 4 filed three days late for Mr. Lindsay related to restricted stock units and stock options granted to him in February 2016 when he was hired as President of our Aaron's Business.

NON-MANAGEMENT DIRECTOR COMPENSATION IN 2016
The compensation program for our non-employee directors is designed to fairly compensate them for the effort and responsibility required to serve on the board of a company of our size and scope as well as to align our directors’ interests with those of our shareholders more generally.
Effective in January 2016, the compensation program for our non-employee directors was revised to better align with the interests of our shareholders as well as with current market practices. Under the re-designed program, non-employee directors received an annual cash retainer of $75,000 and an annual award of restricted stock units having a value of $100,000, which generally vests one year following the grant date. Our Chairman, Mr. Ray Robinson, also received a cash retainer of $100,000, paid quarterly in $25,000 installments, in recognition of the additional duties he performs by serving as our Chairman. Non-employee directors serving as the chairperson of the Audit, Compensation, and Nominating and Corporate Governance Committees also received an additional annual retainer of $20,000, $15,000 and $10,000, respectively, for their service in these roles and the additional time commitments required.
Directors who are employees of the Company receive no compensation for their service on our board of directors.
The following table shows compensation paid to our non-employee directors during 2016.

Name	Fees Earned or Paid in Cash ($)		Stock Awards(2)($)	Total ($)
Matthew E. Avril(3)	38,364		100,000	138,364
Leo Benatar(3)	37,500		100,000	137,500
Kathy T. Betty(4), (5)	90,000	(1)	100,000	190,000
Douglas C. Curling(4), (6)	75,000		100,000	175,000
Cynthia N. Day(4), (7)	95,000		100,000	195,000
Walter G. Ehmer(4), (8)	56,250		66,667	122,917
Hubert L. Harris, Jr.(4), (9)	86,365		100,000	186,365
H. Eugene Lockhart(3)	37,500		100,000	137,500
Ray M. Robinson(4), (10)	176,445		100,000	276,445
Robert H. Yanker(4), (11)	64,543		66,667	131,210

(1)
Amounts listed for Ms. Betty reflect cash fees taken in the form of shares of our common stock. During 2016, Ms. Betty received 3,780 shares of our common stock in lieu of cash fees payable in connection with service on our board of directors, which includes 997 shares that Ms. Betty received for services rendered during 2015.

(2)
Represents the grant date fair value of stock awards pursuant to Financial Accounting Standards Board Codification Topic 718. A pro rata portion of the restricted stock units granted to Messrs. Avril, Benatar and Lockhart in January 2016 were forfeited upon their departures from our board of directors, effective as of June 3, 2016 for Mr. Avril and May 3, 2016 for Messrs. Benatar and Lockhart.

(3)
The amount of Fees Earned or Paid in Cash for Messrs. Avril, Benatar and Lockhart reflect that each of them no longer served on our board of directors effective as of June 3, 2016 for Mr. Avril and May 3, 2016 for Messrs Benatar and Lockhart.

(4)
As of December 31, 2016, each of our non-executive directors, other than Messrs. Ehmer and Yanker, held 4,466 units of restricted stock subject to vesting, which was the number of units of restricted stock granted to them in January 2016. As of December 31, 2016, Messrs. Ehmer and Yanker each held 2,599 units of restricted stock subject to vesting, which was the number of restricted stock units granted to them in May 2016, when they were first elected to our board of directors. Mr. Robinson held an aggregate of 6,000 vested options, of which 3,000 expire in October 2018 and have an exercise price of $14.11 and 3,000 expire in February 2020 and have an exercise price of $19.92.

(5)	Includes $22,500 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(6)	Includes $18,750 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(7)	Includes $23,750 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(8)	Includes $18,750 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(9)	Includes $21,250 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(10)	Includes $45,195 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.

(11)	Includes $25,900 in fees earned for services in the fourth quarter of 2016 which will be paid in 2017.
Stock Ownership Guidelines
Under the current stock ownership guidelines adopted by our board of directors in November 2015, each director is expected to own or acquire shares of our common stock and common stock equivalents (including restricted stock and restricted stock units, or "RSUs") having a value of at least $400,000 prior to the later of January 31, 2020 or four years from when the director first joined our board of directors.

COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
Introduction. The purpose of this section is to provide material information about the compensation objectives and policies for our named executive officers and to explain how the Compensation Committee of our board of directors made its compensation decisions for 2016.
For 2016, our named executive officers are listed below and consist of (i) our Chief Executive Officer, (ii) the two executives who served as our Chief Financial Officer during the year and (iii) our three most highly compensated executive officers for 2016 (other than our Chief Executive Officer and our Chief Financial Officers).

Named Executive Officer	2016 Position
John W. Robinson III	President and Chief Executive Officer
Gilbert L. Danielson	Executive Vice President (Chief Financial Officer until February 18, 2016)
Steven A. Michaels	Chief Financial Officer (as of February 18, 2016) and President of Strategic Operations
Ryan K. Woodley	Chief Executive Officer, Progressive
Curtis L. Doman	Chief Technology Officer, Progressive
Douglas A. Lindsay	President, Aaron’s Business
Our compensation programs are designed to retain key executives and to motivate them to foster a culture of engagement and performance. We believe that doing so will enable the Company to meet the operational, financial and strategic objectives established by our board of directors.
Fiscal Year Results. Key accomplishments and results from 2016 include:

•
Growing total revenues by 1%, as compared to 2015, to a record of $3.208 billion, driven by strong growth in our Progressive segment, offset by a decline in revenues from our traditional lease-to-own business, which we now refer to as our “Aaron’s Business,” in the face of an economy that has continued to prove challenging to traditional rent-to-own businesses;

•
Increasing Progressive’s revenues by nearly 18%, as compared to 2015, to $1.238 billion, driven primarily by a 35.6% increase in the number of active doors, and improving its pre-tax earnings by $50.2 million to $104.7 million, an increase of 92%;

•	Achieving pre-tax earnings of $218.4 million, a nearly 2.5% increase from the $213.1 million reached in 2015;

•	Ending 2016 with $308.6 million in cash and a net debt to total capitalization ratio of 9.6%;

•	Returning about $42 million of capital to shareholders through share repurchases and the payment of cash dividends;

•	Investing in and further improving the Company’s compliance programs and achieving compliance objectives;

•	Capturing about $12 million in cost reductions through initiatives implemented at our Aaron’s store support center and in the field;

•	Improving the percentage of lease revenue for the Aaron’s Business generated from our Aarons.com website from 1.1% for 2015 to 4.3% for 2016; and

•	Selling our 82 Company-operated HomeSmart stores, to strengthen our focus on improving our Aaron’s Business.
Pay for Performance Linkage. As discussed in further detail below, the fundamental principles of our Compensation Committee’s executive compensation philosophy remained unchanged for 2016. Our core compensation objective continues to be that we will pay for performance—we believe we should pay higher compensation when our management team succeeds and lower compensation when it does not. As a result, our 2016 compensation program linked a substantial portion of executive compensation to our operational, financial and strategic objectives.
Our performance as a whole during 2016 was slightly below the target financial performance goals set by the Compensation Committee for the annual and long-term incentive plans in which our named executive officers participated, with the exception of the return on capital metric, which was slightly above target. Progressive exceeded target performance levels for its goals, while our Aaron's Business fell below target performance levels for its financial goals, but exceeded its compliance goals.

The impact of our financial performance on incentive awards to our named executive officers is summarized below and discussed in greater detail under “—Components of the Executive Compensation Program:”

•
Our named executive officers earned awards under the annual incentive plan in which they participated, for performance against Company-wide financial goals, or for Progressive or our Aaron's Business's financial and compliance goals as follows:

◦	Messrs. Robinson and Michaels earned annual cash incentive awards of 97% of target based on Company-wide performance.

◦	Messrs. Woodley and Doman earned annual cash incentive awards of 155% of target, based on performance against pre-established financial and compliance goals for our Progressive segment.

◦	Mr. Lindsay earned an annual cash incentive award of 74% of target based on performance against pre-established financial and compliance goals for our Aaron's Business.

•	Our named executive officers also earned awards under the performance share component of our 2016 long-term incentive program, which constitute 50% of their annual grant values under the program:

◦	Messrs. Robinson and Michaels earned awards at 98% of target measured on our overall financial performance.

◦	Messrs. Woodley and Doman earned awards at 129% of target based on the financial performance of Progressive and the Company as a whole.

◦	Mr. Lindsay earned an award at 74% of target based on the financial performance of our Aaron’s Business and the Company as a whole.
The value of these awards as of December 31, 2016 was greater than the corresponding grant date target values in light of the subsequent increase in our stock price. Further, for the stock options and time-based RSUs that comprise the remainder of the annual grant for our named executive officers, our stock price increase during 2016 resulted in year-end award values that were also greater than the grant date award values.
Chief Financial Officer Transition. Mr. Danielson resigned as our Chief Financial Officer as of February 18, 2016, and agreed to serve as Executive Vice President and Senior Advisor and assist with managing strategic projects until his retirement from the Company at the end of 2016. For the remainder of 2016, Mr. Danielson received a base salary of $200,000, and did not participate in either our annual or long-term incentive programs.
Mr. Danielson enjoyed a long and distinguished career with Aaron's that included serving as our Chief Financial Officer for 26 years and as a member of our board of directors for 24 years. To facilitate this transition and his retirement, to acknowledge his contributions over many years of service, and in light of the fact that we do not have a formal retirement program, we agreed to provide Mr. Danielson with severance benefits as if his retirement was considered as a termination without cause under his prior employment agreement. The terms of retirement and severance for Mr. Danielson are described more fully in the section titled “Executive Compensation—Potential Payments upon Termination or Change in Control.”

Summary of our Executive Compensation Practices. The following discussion highlights key practices that we believe contribute to aligning the interests of our named executive officers with those of our shareholders.

What We Do	What We Don’t Do

☑ Pay mix that emphasizes performance-based compensation rather than “fixed” pay	☒ No excessive perquisites or other benefits

☑ Provide an appropriate balance between annual and long-term incentives	☒ No hedging or pledging of Company securities

☑ Performance is measured from multiple perspectives in both the annual cash and long-term incentive plans	☒ No excise or other tax gross-ups related to a change in control

☑ Set “caps” or maximum award levels under the annual cash incentive and long-term performance share awards	☒ No repricing of underwater options

☑ Have meaningful share ownership requirements for our executives	☒ No stock options granted below fair market value

☑ Have a clawback or recoupment policy for cash and equity incentives in the event of a restatement of our consolidated financial statements
☒ No dividend equivalents paid on unvested or unearned RSUs or performance shares and, although notional dividend amounts are accrued on unvested RSAs, no dividends are actually paid on RSAs until the RSAs vest.

☑ Review tally sheets for our executive officers

☑ 2015 and future equity awards vest on a “double trigger” basis after a change in control

☑ Retain independent advisors who report directly to the Compensation Committee
Say on Pay Vote. Last year, our shareholders cast an advisory vote on our executive compensation practices as described in our 2016 proxy statement, and the result was that over 97% of the total votes cast approved the compensation of our named executive officers. In light of this high level of support from our shareholders, the Compensation Committee continued applying the same overall compensation practices. The Compensation Committee appreciates the shareholder support that this vote reflected, and regularly evaluates and revises the program as it considers necessary to better reflect the Company’s evolving business circumstances.
After carefully considering our existing programs, our upcoming business challenges, and the results of our 2016 Say on Pay vote, the Compensation Committee determined that no changes to the overall program structure for 2016 were necessary. As discussed later, to further enhance program alignment across the organization and address certain operational areas, the Compensation Committee revised the programs so that all named executive officers participate in compliance-related goals.
Objectives of Executive Compensation
The primary objectives and priorities of our executive compensation program are to:

•	attract, motivate and retain quality executive leadership;

•	align the incentive goals of our executive officers with the interests of our shareholders;

•	enhance the individual performance of each executive;

•	improve our overall performance; and

•	support achievement of our business plans and long-term goals.
To accomplish these objectives, the Compensation Committee provides the named executive officers with compensation opportunities based on the range of compensation paid by similar companies for positions of similar responsibility. Opportunities for compensation and amounts delivered reflect (i) our performance results, (ii) the individual’s performance and (iii) other factors the Compensation Committee views as relevant, as described in greater detail below in this Compensation Discussion & Analysis.

Compensation Process
Role of the Compensation Committee. The Compensation Committee is comprised solely of independent directors. Its role is to oversee (i) executive and outside director compensation, (ii) benefit plans and policies, including equity compensation plans and other forms of compensation, and (iii) other significant associate resources matters.
More specifically, the Compensation Committee reviews and discusses proposed compensation for the named executive officers, evaluates their performance and sets their compensation. In addition, the Compensation Committee approves all equity awards for named executive officers and other executive officers, based on the recommendations of senior management, as appropriate.
Role of Management. During 2016, the Compensation Committee considered the input and recommendations of Mr. Robinson with respect to our executive compensation programs and decisions that impact other named executive officers and other employees. Mr. Danielson and Mr. Michaels also provided input with respect to financial goals and recommendations and overall program design. Although management and other invitees at Compensation Committee meetings may participate in discussions and provide input, all votes and final decision-making on named executive officer compensation are solely the responsibility of the Compensation Committee.
Independent Compensation Consultants. The Compensation Committee has retained Meridian Compensation Partners, LLC, which we refer to as “Meridian,” as its ongoing independent consultant with respect to executive and outside director compensation matters. In this role, Meridian reports directly to the Compensation Committee, but works with management at the direction of the Compensation Committee. The Compensation Committee assessed Meridian’s independence, including the potential for conflicts of interest as required by New York Stock Exchange listing requirements, and concluded that Meridian was appropriately independent and free from potential conflicts of interest.
During 2016, Meridian assisted the Compensation Committee with several matters, including:

•	presenting information on executive compensation trends and related legislative, regulatory and governance developments;

•	reviewing compensation proposals relative to significant business transactions and executive transitions;

•	reviewing the benchmarking peer group for the consideration and approval of the Compensation Committee;

•	conducting competitive assessments of executive compensation levels and certain features of incentive program designs;

•	consulting on select aspects of compensation for outside directors;

•	conducting a review of our compensation programs from a risk assessment perspective;

•	preparing tally sheets for our senior officers;

•	assisting with review and disclosures regarding the executive compensation programs in the annual proxy statement; and

•	reviewing the Compensation Committee’s annual calendar and related governance matters.
Meridian representatives attended a majority of the Compensation Committee meetings and also participated in executive sessions as requested by the Compensation Committee.
Determination of 2016 Executive Compensation. The Compensation Committee established the base salary, annual cash incentive opportunities and the size and performance conditions of equity awards for Mr. Robinson and the other named executive officers. In making these compensation decisions, the Compensation Committee considered the conclusions of Meridian’s analyses. Other factors material to the Compensation Committee’s deliberations included (i) objective measurements of business performance, (ii) the accomplishment of strategic and financial objectives, (iii) the development and retention of management talent, (iv) enhancement of shareholder value and (v) other matters relevant to our short- and long-term success.
Benchmarking
Use of Market Data. We use compensation market data as a reference for understanding the competitive positioning of each element of our compensation program and of total compensation. The Compensation Committee does not manage total compensation for our named executive officers within a prescribed competitive position or percentile of the compensation market. Rather, the Compensation Committee reviews compensation for each named executive officer relative to market data and considers other internal and external factors when exercising its business judgment as to compensation decisions.

Peer Group. The proxy peer group used for compensation decisions made in early 2016 emphasized publicly traded retail and related consumer finance peers that were similar to the Company in terms of size, complexity and business focus at that time. Annual revenues for the peer companies generally range between 1/2x to 2x the annual revenues of Aaron’s but may extend outside that range for key competitors for talent. Median revenues for the peer companies for 2014 (based on the most recent financial information and executive pay data available when the analysis used for early 2016 pay decisions was conducted) were $1.52 billion and ranged from $568 million to $6.8 billion. The peer companies are:

Retail Peers
Big Lots	hhgregg	Rent-A-Center
Cabelas	Mattress Firm	Sears Hometown & Outlet
Conn’s	Outerwall	Select Comfort
Dick’s Sporting Goods	Overstock.com	Tractor Supply
Fred’s	Pier 1 Imports	Wayfair
Consumer Finance Peers
Blackhawk Network Holdings	EZCorp	Santander Consumer USA Holdings
Cash America International	Fair Isaac	SpringLeaf Holdings
Credit Acceptance	Green Dot	Transunion
Enova International	Heartland Payment Systems	WEX
EPlus	LendingClub	World Acceptance
Survey Data. If data from the proxy peer group are not available for all named executive officer positions, the Compensation Committee may also review broader survey benchmarking data from time to time, as necessary.
Components of the Executive Compensation Program
Direct Compensation. The three primary components of each named executive officer’s total direct compensation for 2016 were:

•	base salary;

•	annual performance-based cash incentive award; and

•	long-term equity incentive awards.
These components are designed to be competitive with employers with whom we compete for executive talent and to support our compensation program objectives. The Compensation Committee has not set a prescribed mix or allocation for each component, but rather focuses on total direct compensation when making compensation decisions for our executives. In making these decisions, the Compensation Committee also considers the following related factors: (i) performance against corporate and individual objectives for the previous year; (ii) performance of general management responsibilities; (iii) the value of any unique skills and capabilities; (iv) contributions as a member of the executive management team; and (v) competitive market considerations.
Total direct compensation for our named executive officers emphasizes variable and performance-based compensation more so than for our other employees. This reflects our philosophy that performance-based compensation opportunities - linked to financial, operating, and stock price performance - should increase as overall responsibility increases.

The following graphs demonstrate this philosophy by showing the mix of target pay for 2016 for our CEO and for our other named executive officers (other than Mr. Danielson) as a group:
The following describes the annual base salary, annual performance-based cash incentive awards and long-term equity incentive compensation awards for our named executive officers for 2016. Significant program design changes effective for 2017 are also described.
Base Salary
The Compensation Committee views base salary as fixed compensation intended to reflect the scope of an executive’s role. It reviews base salaries annually and adjusts them as necessary to ensure that salary levels remain appropriate and competitive. Salary increases are periodic rather than annual and are made after the Compensation Committee considers relevant factors including:

•	breadth and scope of an executive’s role, including any significant change in duties;

•	competitive market pay levels;

•	internal comparisons to similar roles;

•	individual performance throughout the year; and

•	overall economic climate and Company performance.
In 2016, Mr. Robinson did not receive an increase because his salary was viewed as appropriately aligned with the market. Mr. Michaels received a market adjustment to reflect his increased responsibility after being promoted to Chief Financial Officer. Messrs. Woodley and Doman received increases to appropriately align their salaries with market. Mr. Lindsay's salary was established when he became employed by us.
The base salaries for each of our named executive officers, as of January 1, 2016 and after being adjusted in February 2016, are set forth in the table below.

Named Executive Officer	Annualized Base Salary 1/1/2016	Annualized Base Salary after Adjustment
John W. Robinson III	$700,000	$700,000
Steven A. Michaels	$412,000	$550,000
Ryan K. Woodley	$400,000	$435,000
Curtis L. Doman	$375,000	$400,000
Douglas A. Lindsay	$500,000	$500,000

Annual Cash Incentive Awards
Annual cash incentive awards provide the opportunity to earn cash rewards for meeting Company financial and operational performance goals. Under the 2016 program, our named executive officers had the potential to earn cash incentive awards based on performance against pre-determined performance goals, with amounts that vary based on the degree to which the related goals are achieved.
Performance Measures. For Messrs. Robinson and Michaels, awards were based on overall Company revenue and Adjusted EBITDA. For Messrs. Woodley and Doman, awards were based on Progressive goals for revenue, Adjusted EBITDA and compliance. For Mr. Lindsay, awards were based on Aaron’s Business goals for revenue, Adjusted EBITDA and compliance. These goals were selected by the Compensation Committee to focus participants on measures viewed as primary drivers of our business and key indicators of our financial success and growth.
Results under this plan will be determined as follows:

•	Revenues are measured on a GAAP basis.

•
Adjusted EBITDA is based on GAAP earnings before interest, taxes, depreciation, and amortization, with overall Company and Progressive Adjusted EBITDA results adjusted to remove the effect of the provision for loan losses at Progressive's subsidiary Dent-A-Med, Inc., which we refer to as "DAMI."

•
Performance results for each measure also will exclude the effects of certain nonrecurring items of revenue or gain and expense or loss. In addition, the overall Company and Aaron’s Business revenue and Adjusted EBITDA goals were adjusted to reflect the sale of the HomeSmart business in May 2016.

•
Compliance-related goals for Progressive and our Aaron's Business for 2016 focused on several areas, including systems and technology enhancements, process improvements with respect to customer service and satisfaction levels, and increased business and operational knowledge to improve general performance.

The Compensation Committee established annual goals for each of the performance measures in the annual incentive program, and assigned weightings that vary by business segment. The payout scale for the financial goals for the Company, Aaron's Business and Progressive ranges as follows: threshold performance - 25% payout, target performance - 100% payout, and maximum performance - 200% payout. Payouts for results achieved between these points are interpolated, with scales that vary by business segment. For 2016, Messrs. Doman, Lindsay and Woodley each had four compliance-related goals. Payouts related to those goals were set at 100% of target if three of the four compliance goals were met, or at 125% of target if all four goals were met. No payout occurs if fewer than three of the compliance goals were met.
Target Awards. At the beginning of the year, the Compensation Committee increased Mr. Robinson's target award to 115% of base salary, to more closely align with the market for his position as well as to continue emphasizing performance-based compensation. The target awards for Messrs. Michaels, Woodley and Doman remained at 100% of base salary. Mr. Lindsay's target award was set at 100% of base salary upon being hired by us. As noted earlier, Mr. Danielson did not participate in our annual incentive plan during 2016.
Performance Goals and Results. Annual performance goals, results achieved and related payouts that apply to Messrs. Robinson and Michaels were as follows:

Financial Performance Measure	Weight	Aaron's Inc. Annual Performance Goals and Related Payouts (All $ Amounts in Millions)					Actual Results	Award as % of Target
		Threshold	Target			Maximum
Total Revenues	40%	$2,845	$3,314	-	$3,380	$3,849	$3,204	96%
Total Adjusted EBITDA	60%	$299	$348	-	$355	$404	$345	98%
Payout as % of Target		25%	100%			200%
Award earned as % of Target								97%

Annual performance goals, results achieved and related payouts that apply to Messrs. Woodley and Doman were as follows:

Performance Measure	Weight	Progressive Business Annual Performance Goals and Related Payouts (All $ Amounts in Millions)					Actual Results	Award as % of Target
		Threshold	Target			Maximum
Progressive Revenues	30%	$1,067	$1,230	-	$1,280	$1,443	$1,258	100%
Progressive Adjusted EBITDA	50%	$115	$128	-	$134	$151	$153	200%
Payout as % of Target		25%	100%			200%
Compliance	20%	<3 Goals	3 of 4 Goals			4 Goals	4 Goals	125%
Payout as % of Target		0%	100%			125%
Award earned as % of Target								155%
Annual performance goals, results achieved and related payouts that apply to Mr. Lindsay were as follows:

Performance Measure	Weight	Aaron's Business Annual Performance Goals and Related Payouts (All $ Amounts in Millions)					Actual Results	Award as % of Target
		Threshold	Target			Maximum
Aaron's Business Revenues	35%	$1,778	$2,050	-	$2,134	$2,406	$1,946	87%
Aaron's Business Adjusted EBITDA	45%	$187	$216	-	$225	$254	$191	42%
Payout as % of Target		25%	100%			200%
Compliance	20%	<3 Goals	3 of 4 Goals			4 Goals	4 Goals	125%
Payout as % of Target		0%	100%			125%
Award earned as % of Target								74%
The chart below shows the final annual cash incentive awards to our named executive officers (other than Mr. Danielson):

Named Executive Officer	Award Earned under Annual Incentive Plan
John W. Robinson III	$781,600
Steven A. Michaels	$516,200
Ryan K. Woodley	$665,200
Curtis L. Doman	$613,500
Douglas A. Lindsay	$341,400
Discretionary Award. After considering a recommendation from our Chief Executive Officer, the Compensation Committee also approved an additional cash payment to Mr. Lindsay of $180,000. This award was made to recognize the important role that Mr. Lindsay played in developing the restructuring plan for our Aaron's business, and to reward him for the numerous operational and other business improvements he initiated during the year, as well as the strategies he has developed and implemented to improve our ongoing results.

Program Changes for 2017. After considering the economic challenges we face, and the evolution of our business strategy, the Compensation Committee concluded that continuing to use revenues and Adjusted EBITDA as annual incentive plan performance measures, along with compliance performance metrics related to pricing, technology and quality initiatives that will apply to all named executive officers, would best support our compensation objectives during 2017. The level at which performance is measured, and the weightings of the measures, will again vary based on an executive’s organizational level of responsibility. Performance and payout leverage at threshold and maximum will be aligned across the overall Company, Progressive and Aaron's Business programs.

Long-Term Equity Incentive Awards
Aaron’s long-term equity incentive awards are intended to:

•	reward the achievement of long-term business objectives that benefit our shareholders;

•	align the interests of our executives with those of our shareholders; and

•	assist with retaining our senior management to ensure continuity of leadership.
Beyond these objectives, the Compensation Committee also considers market design practices, potential for dilution, accounting expense and other internal considerations when deciding on the structure and size of equity awards.
2016 Program. Each year, the Compensation Committee grants equity awards to our named executive officers. The Compensation Committee designed the 2016 program to measure performance from multiple perspectives because this approach supports its objectives for the overall compensation program. Accordingly, in 2016 the Compensation Committee granted equity awards to each of our named executive officers in the form of performance shares, stock options, and time-based RSUs.
The key objectives, relative allocation of grant date award values, and features of each form of equity award granted under our 2016 long-term incentive award program are described below.
Target awards. Mr. Robinson’s target award is expressed as a dollar amount, with an annual grant date value that was established at $5.2 million as per the employment agreement we entered into with him when he was promoted to serve as our chief executive officer. Target awards for 2016 for our other named executive officers, excluding Mr. Danielson, who was not granted any performance shares or other form of equity in 2016, are expressed as a percentage of base salary, and are shown below:

Named Executive Officer	LTIP Target as a Percentage of Base Salary
Steven A. Michaels	200%
Ryan K. Woodley	400%
Curtis L. Doman	300%
Douglas A. Lindsay	100%
These award target percentages were set by the Compensation Committee after reviewing the general award levels across our peer group and considering the responsibilities of each named executive officer. The levels for Messrs. Michaels, Woodley and Doman remain the same as in the prior year. The award level for Mr. Lindsay was established when he became employed by us.
Awards generally are converted to a target number of performance shares and time-based RSUs by dividing the allocable portion of the grant date award value by our closing stock price on the date of grant. To determine the number of options to grant, the allocable portion of the grant date award value was divided by the estimated fair value of an option, as determined for benchmarking purposes using the Black-Scholes valuation methodology.

Program Structure. Key details of each type of award under our program, and the allocation of the grant date value of the award, are described below.
Performance shares – 50%. Performance shares could be earned based on the following parameters:

•	Performance shares could be earned by our named executive officers as follows:
➢ Messrs. Robinson and Michaels: based on the degree to which performance goals for total Company revenues, Adjusted EBITDA, and return on capital for the one-year period ending December 31, 2016 were achieved.
➢ Mr. Lindsay: based on the degree to which performance goals for revenue for the Company and Adjusted EBITDA for the Aaron's Business were achieved for the same one-year period.
➢ Messrs. Woodley and Doman: based on the degree to which performance goals for invoice volume and Adjusted EBITDA for Progressive, and also total Company revenues and Adjusted EBITDA, for the one-year period ending on December 31, 2016 were achieved.
➢ Performance results for each measure are assessed separately.

•
The Compensation Committee selected these measures to focus participants on growing our business and on sustaining and improving the quality of our earnings. It imposed an additional service period to promote retention and to ensure that the ultimate value of any awards earned was tied to subsequent stock price performance.

•
Performance results were based on financial results as compared to performance targets that were established early in the year. Results for all measures exclude the effects of certain nonrecurring items of revenue or gain and expense or loss. In addition, the revenue, Adjusted EBITDA and return on capital goals for the Company and the revenue and Adjusted EBITDA goals for the Aaron's Business were adjusted to reflect the sale of the HomeSmart business in May 2016.

•	Additional details for each measure are as follows:
➢ Revenue is based on Company or Progressive revenues for 2016.
➢ Adjusted EBITDA is based on Company, Progressive or Aaron's Business results for 2016, as described above in “Annual Cash Incentive Awards.”
➢ Return on capital was measured by dividing net operating profit after tax by the sum of average net debt and average total shareholders’ equity. Net operating profit after tax is based on operating profit before tax. Average net debt is the average of debt less cash and cash equivalents as measured at the end of 2015 and each quarter during 2016. Average total shareholders’ equity is the average of total shareholders’ equity as reported in our financial statements at the end of 2015 and each quarter during 2016.
➢ Invoice volume for Progressive is defined as the retail price of lease merchandise acquired and leased by Progressive during the performance period, net of returns.

•	Any awards earned will vest in three equal increments on each of March 15, 2017; March 15, 2018; and March 15, 2019, and are distributed in the form of Company stock upon vesting.

•
The initial one-third of shares earned for 2016 performance were distributed in March 2017 after performance results were certified by the Compensation Committee. The balance of shares earned will vest ratably over each of the next two years.

The performance goals and actual results for each of our named executive officers, excluding Mr. Danielson, who was not granted any performance shares or other form of equity in 2016, are shown below. The number of shares that could be earned range from a low of 25% of the target award for this component if threshold performance goals for the measures shown were achieved, to a maximum of 200% of the target award for this component if the maximum performance goals were achieved. Payouts for results between these levels are interpolated, with scales that vary by business segment.

Awards earned by Messrs. Robinson and Michaels were based on the following performance measures and results achieved:

Financial Performance Measure	Weight	Aaron's Inc. Financial Performance Goals and Related Payouts (All $ Amounts shown in Millions)					Actual Results	Award Earned as % of Target
		Threshold	Target			Maximum
Total Revenues	50%	$2,845	$3,314	-	$3,381	$3,849	$3,204	96%
Total Adjusted EBITDA	25%	$299	$348	-	$355	$404	$345	98%
Return on Capital	25%	7.8%	9.0%	-	9.4%	10.5%	9.4%	102%
Payout as % of Target		25%	100%			200%
Award earned as % of Target								98%
Awards earned by Messrs. Woodley and Doman were based on the following performance measures and results achieved:

Financial Performance Measure	Weight	Progressive Financial Performance Goals and Related Payouts (All $ Amounts shown in Millions)					Actual Results	Award Earned as % of Target
		Threshold	Target			Maximum
Progressive Invoice Volume	50%	$755	$870	-	$906	$1,021	$885	100%
Progressive Adjusted EBITDA	30%	$111	$129	-	$134	$151	$153	200%
Aaron's, Inc. Total Revenue	10%	$2,845	$3,314	-	$3,381	$3,849	$3,204	96%
Aaron's, Inc. Total Adjusted EBITDA	10%	$299	$348	-	$355	$404	$345	98%
Payout as % of Target		25%	100%			200%
Award earned as % of Target								129%
The award earned by Mr. Lindsay was based on the following performance measures and results achieved:

Financial Performance Measure	Weight	Aaron's Business Financial Performance Goals and Related Payouts (All $ Amounts shown in Millions)					Actual Results	Award Earned as % of Target
		Threshold	Target			Maximum
Aaron's, Inc. Total Revenue	60%	$2,845	$3,314	-	$3,381	$3,849	$3,204	96%
Aaron's Business Adjusted EBITDA	40%	$187	$216	-	$225	$254	$191	42%
Payout as % of Target		25%	100%			200%
Award earned as % of Target								74%
Time-based RSUs — 25%. Time-based RSUs vest pro rata over a three-year period, to promote retention and greater alignment with the interests of our shareholders.
Stock options — 25%. Stock options vest pro rata over a three year period, to promote retention and greater alignment with the interests of our shareholders. Stock options only deliver value to executives if our share price increases after the grant date.
Total 2016 Equity Awards. The long-term incentive target awards that were granted to our named executive officers, excluding Mr. Danielson, pursuant to the 2016 program structure are set forth in the table below:

Named Executive Officer	Number of Options	Number of Time Based Restricted Stock Units	Number of Performance Shares	Aggregate Shares Underlying Target 2016 Equity Awards
John W. Robinson III	182,250	57,450	114,900	354,600
Steven A. Michaels	38,550	12,150	24,300	75,000
Ryan K. Woodley	61,050	19,200	38,400	118,650
Curtis L. Doman	42,000	13,200	26,550	81,750
Douglas A. Lindsay	18,390	5,520	11,100	35,010

In addition to the time-based RSUs shown above for Mr. Lindsay, he received an award of 18,765 units, with a grant date value of $425,000 to compensate him for foregone employment, compensation and benefit opportunities when he left his former employer to accept his current role with the Aaron's Business. Those RSUs are expected to vest on February 1, 2019, the third anniversary of the grant date, subject to Mr. Lindsay remaining employed by the Company.
Performance shares earned. The number of performance shares earned by each named executive officer was determined after year-end, once the Compensation Committee certified the performance results achieved. Shares earned were calculated by multiplying the target performance shares shown above by the respective percent of target achieved, which was 98% for Messrs. Robinson and Michaels, 129% for Messrs. Woodley and Doman, and 74% for Mr. Lindsay. Awards earned vest one-third each year over a three-year period beginning March 15, 2017, and are settled in shares as of each vesting date.
CEO Discretionary Equity Award Pool. In 2016, the Compensation Committee again established a pool of 100,000 shares to be granted by the Chief Executive Officer at his discretion for retention and recognition purposes. Any awards proposed by Mr. Robinson for executive officers must be approved by the Compensation Committee. No awards to executive officers were made from this pool during 2016.
Program Changes for 2017. For 2017, the Compensation Committee concluded that the overall structure of the LTIP should generally remain the same as in 2016 and maintained similar metrics and performance and payout leverage structures for the 2017 program.  The Compensation Committee elected to change the form of time-based equity awards granted under the program from restricted stock units to restricted stock awards, but did not alter the purpose behind granting these time-based awards or the overall mix between performance and time-based awards.  The Compensation Committee again established a pool of 100,000 shares to be granted by the Chief Executive Officer at his discretion for retention and recognition purposes, with the same conditions described above that applied to the 2016 pool.
Indirect Compensation and Perquisites
Our executive compensation program also provides certain benefits and perquisites to our named executive officers. The value of these benefits and perquisites represents a small portion of a named executive officer’s overall total compensation opportunity and does not materially influence the Compensation Committee’s decisions with respect to the salary and incentive elements of the compensation of the named executive officers. Our Compensation Committee periodically reviews the perquisites and other personal benefits that we provide to senior management to ensure they remain in the best interests of the Company.
Benefits. Our named executive officers receive a full range of standard benefits, including the medical, dental, vision, life and voluntary disability coverage available to our employees generally. They also are eligible to participate on the same basis as other employees in the 401(k) Retirement Savings Plan, which we refer to as the 401(k) Plan, for all full-time employees. Employees with at least one year of service who meet certain eligibility requirements are eligible for a Company match.
Our 401(k) Plan uses a safe harbor formula that allows employees to contribute up to 75% of their annual compensation with 100% matching by the Company on the first 3% of compensation and an additional 50% match on the next 2% of compensation. All matching by the Company is immediately vested under the new plan formula and any prior contributions will continue to vest under the preceding vesting schedule.
Under the Company’s Nonqualified Deferred Compensation Plan, which we refer to as the Deferred Compensation Plan, a select group of management or highly compensated employees are eligible to elect to defer up to 75% of their base salary and up to 75% of their annual bonus on a pre-tax basis. Should they so elect, the Company will make matching contributions under the same formula that applies for our 401(k) Plan.
The Company paid aggregate matching 401(k) Plan contributions of $38,858 for the named executive officers in 2016. The Company did not make any matching contributions for the named executive officers under the Deferred Compensation Plan in 2016.
Corporate Aircraft Use. The named executive officers may use the Company’s aircraft from time to time for non-business use. Incremental operating costs associated with such personal use is paid by the Company. The amount of income attributed to the named executive officer for income tax purposes from personal aircraft use is determined by the Standard Industry Fare Level method, and the executives are responsible for paying the tax on this income. The aggregate incremental cost to the Company of such use by each named executive officer, if any, is included under the “All Other Compensation” column of “Executive Compensation—Summary Compensation Table.”
Club Dues. The Company reimbursed Mr. Danielson’s club dues for six months during 2016. The Company does not pay club dues for any other named executive officer.

Employment Agreements and Other Post-Termination Protections
To attract and retain talented executives, we recognize the need to provide protection to our executives in the event of certain termination situations. The highly competitive nature of the relevant market for key leadership positions means we may be at a competitive disadvantage in trying to retain our current leaders, or hire executives from outside the Company, if we are not able to offer them the type of protections typically found in the market.
Accordingly, we have entered into an employment agreement with Mr. Robinson that details the duties and related compensation for his service as our Chief Executive Officer. We also entered into employment agreements with Messrs. Woodley and Doman when we acquired Progressive. Finally, we have adopted a severance plan, under which Messrs. Michaels, Lindsay, Woodley and Doman are covered, that is intended to provide certain benefits in the event employment is terminated by us without cause, or termination of employment occurs without cause or for good reason within two years after a change in control of the Company. Both the employment agreements and the severance plan aid us in retaining key leaders who are critical to the ongoing stability of our business, foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment, and provide important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
The specific details of the employment agreements and our severance plan are described later in this proxy statement, in the sections titled “—Employment Agreements with Named Executive Officers” and “—Potential Payments Upon Termination or Change in Control—Severance Plan.”
Tally Sheets
In 2016, the Compensation Committee reviewed tally sheets for select executives. These tally sheets provide a comprehensive view of target, actual and contingent executive compensation payouts under a variety of termination and performance scenarios. The tally sheets allow the Compensation Committee to understand the cumulative effect of prior pay decisions and stock performance, as well as the retentive ability of existing long-term incentives, severance and change in control arrangements. The tally sheets are intended to facilitate the Compensation Committee’s understanding of the nature and amounts of total compensation under our executive compensation program and to assist the Compensation Committee in its overall evaluation of our program.
Related Policies and Considerations
Stock Ownership Guidelines. The Compensation Committee has adopted stock ownership guidelines to further align the interests of senior executives with our shareholders. The table below summarizes the current guidelines that apply to our named executive officers:

Feature	Provision
Required levels
5x base salary: Chief Executive Officer
3x base salary:
CFO and President, Strategic Operations;
Chief Executive Officer, Progressive; and
Chief Technology Officer, Progressive
2x base salary: President, Aaron's Business

Shares counted toward guidelines	Stock owned outright Shares held in retirement accounts Unvested time-based RSUs Earned but unvested performance shares “In the money” value of vested but unexercised stock options
Policy on Compensation Deductibility. Under Section 162(m) of the Internal Revenue Code, certain executive compensation in excess of $1 million paid to our Chief Executive Officer and the three-other most highly-paid named executive officers (excluding our Chief Financial Officer, Mr. Michaels) is not deductible for federal income tax purposes unless that compensation (i) is “performance-based,” (ii) was awarded under a performance-based plan approved by shareholders, and (iii) complies with certain other tax law requirements. The Company’s shareholders have previously approved the plans and terms under which the Company’s annual and long-term performance incentive awards may qualify as performance-based.

The Compensation Committee intends to preserve the tax deductibility of compensation paid to our executive officers to the extent consistent with our overall program objectives and philosophy, but recognizes that doing so may not always be feasible or appropriate. Other compensation objectives, such as attracting, motivating and retaining qualified executives, are important and may supersede the goal of maintaining deductibility. Consequently, compensation decisions may be made without regard to deductibility when it is in the best interests of the Company and its shareholders to do so.
Forfeiture of Awards. The Compensation Committee has adopted a policy that provides that annual incentive and equity awards to our executive officers may be recouped if we restate our consolidated financial statements. Under this policy, covered employees including our named executive officers may be required to repay to the Company the difference between the amount of incentives and awards received and the amount that would have been payable under the restated financial statements.
Securities Trading Policy. As part of our Insider Trading Policy, all of our officers and directors are prohibited from trading any interest or position relating to the future price of our securities. These prohibited transactions include trading in puts, calls, short sales or hedging transactions, but do not generally prohibit other purchases and sales of our common stock made in compliance with the limitations contained in our Insider Trading Policy. Pledging of Company securities is prohibited under our Insider Trading Policy.

COMPENSATION COMMITTEE REPORT
The Compensation Committee operates pursuant to a written charter adopted by the board of directors and available through the Company’s website, http://www.aarons.com. The Committee is composed of four independent members of the board as defined under the listing standards of the New York Stock Exchange and under the charter. The Compensation Committee is responsible for assisting the board of directors in fulfilling its oversight responsibilities with respect to executive and director compensation.
In keeping with its responsibilities, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis section included in the Proxy Statement related to the Company's 2017 Annual Meeting of Shareholders and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis section be included in the Proxy Statement and incorporated into the Annual Report on Form 10-K.
This report is respectfully submitted by the Compensation Committee of the board of directors.

Kathy T. Betty (Chair)
Douglas C. Curling
Cynthia N. Day
Ray M. Robinson

EXECUTIVE COMPENSATION
The following Summary Compensation Table summarizes the total compensation earned by, or awarded to, our named executive officers in 2016, 2015 and 2014, as applicable.
Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(2)($)	Option Awards($)	Non-Equity Incentive Plan Compensation(3)($)	All Other Compensation(4)($)		Total ($)
John W. Robinson III	2016	700,000	—	3,902,004	1,297,620	781,600	5,982	(5)	6,687,206
Chief Executive Officer	2015	700,000	—	5,443,622	—	754,600	32,435		6,930,657
	2014	313,571	—	974,046	1,543,888	461,336	10,431		3,303,272
Gilbert L. Danielson	2016	263,029	150,000	—	—	—	2,128,885	(6)	2,541,914
Executive Vice President	2015	675,000	—	924,110	240,870	509,400	16,095		2,365,475
	2014	675,000	—	1,143,673	247,715	153,090	15,720		2,235,198
Steven A. Michaels	2016	531,689	—	825,228	274,476	516,200	14,142	(7)	2,161,735
Chief Financial Officer &	2015	410,000	—	750,200	195,804	442,000	11,071		1,809,075
President of Strategic	2014	374,096	—	711,473	119,941	265,000	9,714		1,480,224
Operations
Ryan K. Woodley	2016	429,166	—	1,304,064	434,676	665,200	10,556	(8)	2,843,662
Chief Executive Officer	2015	410,963	—	1,197,840	384,252	430,400	10,812		2,434,267
Progressive
Curtis L. Doman	2016	395,833	—	899,940	299,040	613,500	8,744	(9)	2,217,057
Chief Technology Officer	2015	387,213	—	843,640	270,600	403,500	12,643		1,917,596
Progressive
Douglas A. Lindsay	2016	458,333	180,000	801,359	115,489	341,400	175,207	(10)	2,071,788
President, Aaron’s Sales &
Lease Ownership

(1)
Represents cash bonuses paid to (i) Mr. Danielson for the leadership he provided in managing the sale of the Company's HomeSmart business in May 2016, and (ii) Mr. Lindsay in recognition of the important role that he played in developing the restructuring plan for our Aaron's Business, and to reward him for the numerous operational and other business improvements he initiated during the year, as well as the strategies he has developed and implemented to improve our ongoing results.

(2)
Represents the aggregate grant date fair value of awards of time-based RSUs and performance shares recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 for a discussion of the assumptions used in calculating these amounts. For the time-based RSUs, the fair value is calculated using the closing stock price on the date of grant. For the performance shares, the fair value is also the closing stock price on the date of grant, multiplied by a number of shares that is based on the targeted attainment level, which represents the probable outcome of the performance condition on the date of grant. The amounts do not reflect the value actually realized or that may ultimately be realized by our named executive officers. Assuming the highest performance conditions for the performance share awards, the grant date fair value would be: Mr. Robinson $5,202,672; Mr. Michaels $1,100,304; Mr. Woodley $1,738,752; Mr. Doman $1,202,184; and Mr. Lindsay $502,608.

(3)	Reflects the value of the cash bonus earned under our annual cash incentive award program.

(4)
We provide a limited number of perquisites to our named executive officers and value those perquisites based on their aggregate incremental cost to the Company. During 2016, we calculated the incremental cost of Company aircraft use based on the average variable operating costs to the Company. Variable operating costs include fuel costs, maintenance fees, positioning costs, catering costs, landing/ramp fees and the amount, if any, of disallowed tax deductions associated with the personal use of Company aircraft. The total annual variable operating costs are divided by the annual number of flight hours flown by the aircraft to derive an average variable cost per flight hour. This average variable cost per flight hour is then multiplied by the flight hours flown for personal use to derive the incremental cost to the Company. This method excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries and benefits and hangar expenses. Aggregate incremental cost, if any, of travel by the executive’s family or other guests when accompanying the executive is also included.

(5)
Reflects costs associated with (i) use of Company aircraft $2,702, (ii) a medical assessment in the amount of $2,740, and (iii) certain life insurance benefits provided by the Company having an imputed value of $540.

(6)
Includes (i) reimbursement of club dues in the amount of $1,709, (ii) matching contributions in the amount of $8,958 made by the Company to Mr. Danielson’s account in the Company’s 401(k) plan, (iii) costs associated with the use of Company aircraft in the amount of $20, (iv) costs associated with a retirement gift $13,239, (v) cash severance payments totaling $2,056,959 and (vi) cash payment for insurance premiums following Mr. Danielson's retirement totaling $48,000. Amount shown does not include the value of stock options and equity awards of approximately $1 million which vested upon Mr. Danielson's retirement and which are reported under "—Option Exercises and Stock Vested in 2016".

(7)
Includes (i) matching contributions in the amount of $10,600 made by the Company to Mr. Michaels’ account in the Company’s 401(k) plan, (ii) costs associated with the use of Company aircraft in the amount of $40, (iii) medical assessment in the amount of $2,850, and (iv) certain life insurance benefits provided by the Company having an imputed value of $652.

(8)	Includes matching contributions in the amount of $10,556 made by the Company to Mr. Woodley’s account in the Company’s 401(k) plan.

(9)	Includes matching contributions in the amount of $8,744 made by the Company to Mr. Doman’s account in the Company’s 401(k) plan.

(10)
Includes (i) relocation expenses of $169,145, (ii) certain insurance reimbursements provided by the Company in the amount of $5,758, and (iii) certain life insurance benefits provided by the Company having an imputed value of $304.

Grants of Plan-Based Awards in 2016
Our Compensation Committee granted restricted stock, stock options and performance shares to our named executive officers during 2016. Set forth below is information regarding awards granted in 2016.

Name	Grant Date	Potential Payouts Under Non- Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)	All Other Option Awards: Number of Securities Under- lying Options(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(5) ($)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
John W. Robinson III		201,250	805,000	1,610,000
	2/26/2016				28,725	114,900	229,800				2,601,336
	2/26/2016							57,450			1,300,668
	2/26/2016								182,250	22.64	1,297,620
Steven A. Michaels		132,922	531,689	1,063,378
	2/26/2016				6,075	24,300	48,600				550,152
	2/26/2016							12,150			275,076
	2/26/2016								38,550	22.64	274,476
Ryan K. Woodley		107,292	429,166	793,957
	2/26/2016				19,200	38,400	76,800				869,376
	2/26/2016							19,200			434,688
	2/26/2016								61,050	22.64	434,676
Curtis L. Doman		98,958	395,833	732,291
	2/26/2016				13,275	26,550	53,100				601,092
	2/26/2016							13,200			298,848
	2/26/2016								42,000	22.64	299,040
Douglas A. Lindsay		114,583	458,333	847,916
	2/26/2016				2,775	11,100	22,200				251,304
	2/1/2016							18,765			425,027
	2/1/2016							5,520			125,028
	2/1/2016								18,390	22.65	115,489

(1)
For the named executive officers, represents the amounts that could be earned under the annual cash incentive award program based on performance against pre-determined goals for revenue and Adjusted EBITDA, measured on a Company-wide basis or for Progressive, based on each executive’s organizational level. The amounts actually earned are included in the non-equity incentive plan compensation column of the Summary Compensation Table.

(2)
Represents the performance shares granted under our 2015 long-term equity incentive award program. Performance metrics for Messrs. Robinson and Michaels included overall Company total revenues, Adjusted EBITDA and return on capital. Performance metrics for Messrs. Woodley and Doman included Progressive Adjusted EBITDA and invoice volume and overall Company total revenues and Adjusted EBITDA. Performance metrics for Mr. Lindsay included Aaron’s Business revenue and Adjusted EBITDA, and total Company revenue and Adjusted EBITDA. For all named executive officers who received awards, the threshold number of shares represents 25% of target, and the maximum number of shares represents 200% of target. Any awards earned vest one-third each year over a three-year period beginning on March 15, 2017. Based on our performance for the year, performance shares were earned under the 2015 program at 98% of target for Messrs. Robinson and Michaels, at 129% of target for Messrs. Woodley and Doman, and at 74% of target for Mr. Lindsay

(3)
Includes the time-based RSUs granted to each of our named executive officers under our 2015 long-term equity incentive award program, that vest one-third each year over a three-year period beginning on March 15, 2017.

(4)	Includes stock options granted under our 2015 long-term equity incentive award program that vest one-third each year over a three-year period beginning March 15, 2017.

(5)
Represents the aggregate grant date fair value of awards recognized by the Company as required by Financial Accounting Standards Board Codification Topic 718. See Note 11 to the Company’s consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for a discussion of the assumptions used in calculating these amounts.

Employment Agreements with Named Executive Officers
Employment Agreement with Mr. Robinson. In connection with his appointment as Chief Executive Officer effective November 10, 2014, we entered into a new employment agreement with Mr. Robinson that superseded our prior agreement with him that was entered into when we acquired the Progressive segment.
Mr. Robinson’s compensation as Chief Executive Officer was established by the Compensation Committee after considering the following: his compensation as Chief Executive Officer of Progressive, the significant increase in his responsibilities as a result of his appointment as Chief Executive Officer of the Company, market compensation levels generally for chief executive officers across the Company’s historical retail-oriented peer group, and the need to provide compensation opportunities to Mr. Robinson commensurate with his experience in and knowledge of the industry.

Mr. Robinson’s current agreement contains a rolling, three-year term although the Company may, upon proper notice, cease the automatic extension. The agreement provides for an annual base salary of $700,000 for Mr. Robinson, a target annual cash incentive award of 100% of base salary, and an annual target long-term incentive award with a value of $5,200,000. The agreement also provided for an initial equity grant of 5,000 time-based RSUs that vest on the first anniversary of the grant date.
Pursuant to this agreement, Mr. Robinson is entitled to participate in any of the Company’s present and future stock or cash bonus plans that are generally available to the Company’s executive officers. Mr. Robinson is also entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers. Specific benefits will be provided in the event Mr. Robinson’s employment is terminated without cause by the Company or by him for good reason which are discussed in greater detail in “—Potential Payments Upon Termination or Change in Control.” Mr. Robinson’s employment agreement also contains customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Employment Agreement with Mr. Danielson. In January 2016, we entered into an amended and restated employment agreement with Mr. Danielson in connection with his retirement as our Chief Financial Officer and his agreement to continue working for us as an Executive Vice President through the remainder of 2016, in which we agreed to treat Mr. Danielson’s retirement at the end of the year as a termination without cause based on his compensation as of February 18, 2016. Under Mr. Danielson’s amended and restated employment agreement, Mr. Danielson’s annual base salary was reduced to a rate of $200,000 for the period from February 18, 2016 until December 31, 2016. He did not participate in our annual or long-term incentive programs during 2016.
Prior to its amendment and restatement in connection with Mr. Danielson stepping down from his role as Chief Financial Officer, our employment agreement with Mr. Danielson provided for an annual base salary of $675,000 and entitled Mr. Danielson to participate in any of the Company’s present and future stock or cash bonus plans generally available to the Company’s executive officers. Mr. Danielson continued to be entitled to paid vacation, life insurance, health insurance, fringe benefits and such other employee benefits generally made available by the Company to its executive officers, until the effective date of his retirement on December 31, 2016. Under his employment agreement, Mr. Danielson has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Employment Arrangement with Mr. Woodley. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Woodley to serve as the Chief Operating Officer / Chief Financial Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Woodley is eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Woodley will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Mr. Woodley has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company. The Company subsequently appointed Mr. Woodley as Chief Executive Officer of Progressive in January 2015. The Company did not enter into an amended or new employment agreement with Mr. Woodley upon his appointment as CEO of Progressive.
Employment Arrangement with Mr. Doman. In connection with our acquisition of Progressive in 2014, we entered into an employment agreement with Mr. Doman to serve as the Chief Technology Officer of Progressive at an initial annual base salary of $350,000 and a four-year term. Under the terms of his employment agreement, Mr. Doman is eligible to participate in the Company’s annual cash and long-term incentive programs. Mr. Doman will receive benefits under his agreement in the event of death or disability, and will receive severance benefits under the Severance Plan in the event he is terminated by the Company without cause or resigns for good reason. Under his employment agreement, Mr. Doman has also agreed to customary confidentiality, non-competition, non-solicitation and release provisions in favor of the Company.
Aaron’s, Inc. 2015 Equity and Incentive Plan
General. The purpose of the Aaron’s, Inc. 2015 Equity and Incentive Plan, or the “2015 Plan,” which was approved by our shareholders at an annual meeting on May 6, 2015, is to promote the long-term growth and profitability of Aaron’s and our subsidiaries by providing employees, directors, consultants, advisors and other persons who work for us and our subsidiaries with incentives to maximize shareholder value and otherwise contribute to our continued success. In addition, we believe the 2015 Plan is a critical component to help us attract, retain and reward the best talent and align their interests with our shareholders. The 2015 Plan may be amended and terminated by the Compensation Committee at any time, and no awards may be made under the 2015 Plan after March 10, 2025.

Administration. The Compensation Committee administers the 2015 Plan and has the right to select the persons who receive awards under the 2015 Plan. The Compensation Committee also has the authority to set the terms and conditions of all grants and awards made under the 2015 Plan, including the term, exercise price, vesting conditions, performance measures and the consequences of termination of employment of any such grants and awards. In particular, the Compensation Committee has the authority to reduce any award as it determines appropriate and, with regard to performance criteria, to determine whether the applicable performance criteria have been met for any awards made under the 2015 Plan.
Awards Available for Grant. The 2015 Plan provides for the grant of non-qualified stock options, incentive stock options, stock appreciation rights (“SARs”), restricted stock, RSUs, performance shares, performance units, annual cash incentive awards and other stock-based awards to eligible participants. Incentive stock options may only be granted to employees of the Company or its subsidiaries.
Number of Shares Authorized. The number of shares available for issuance pursuant to awards granted under the 2015 Plan is 5,000,000 shares, subject to certain adjustments described in the 2015 Plan. Except to the extent the Compensation Committee determines that an award is not intended to comply with the performance-based compensation provisions of Section 162(m) of the Internal Revenue Code, the number of awards that, in the aggregate, may be granted in any one fiscal year to any participant is limited as follows:

•	the maximum number of options and SARs is 1,000,000;

•	the maximum number of shares of restricted stock and/or RSUs is 600,000 shares and/or units;

•	the maximum aggregate payout with respect to performance units is $5,000,000 dollars (to the extent settled in cash) or 600,000 shares (to the extent settled in shares);

•	the maximum number of other awards is the fair market value (determined as of the grant date) of 600,000 shares;

•	the maximum aggregate payout (determined as of the end of the applicable performance period) with respect to annual incentive cash awards is $5,000,000; and

•
the maximum aggregate number of shares under all awards granted in any one fiscal year to any non-employee director (excluding any awards made at the election of the director in lieu of all or a portion of the director’s annual and committee cash retainer fees) is 20,000 shares.

The limitations on performance shares, performance units and other awards are applied based on the maximum amount that could be paid under each such award.
Amended and Restated 2001 Stock Option and Incentive Award Plan
The Aaron Rents, Inc. 2001 Stock Option and Incentive Award Plan, as amended, or the “2001 Incentive Plan,” was terminated and replaced by the 2015 Plan. The 2001 Incentive Plan is no longer open to participation by any of our employees, officers or directors, and no further awards may be granted under the 2001 Incentive Plan. While the plan remained in effect, the Compensation Committee administered the 2001 Incentive Plan and had the exclusive right to set the terms and conditions of grants and awards, including the term, exercise price, vesting conditions (including vesting based on the Company’s performance or upon share price performance), and consequences of termination of employment. The Compensation Committee also selected the persons who receive such grants and awards and interpreted and administered the 2001 Incentive Plan. The last awards granted under the 2001 Incentive Plan are expected to vest in 2018, and the last stock options granted under that plan will expire in 2025.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table provides information on outstanding stock option and stock awards held by the named executive officers, including both unexercised and unvested awards. The market value of the stock awards is based upon the closing market price for the Company’s common stock as of December 31, 2016, which was $31.99.

Name of Executive	Number of Securities Under-lying Unexercised Options Exercisable		Number of Securities Under-lying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)
John W. Robinson III
	107,280	(2)	53,639	(2)	27.80	12/5/2024
			182,250	(3)	22.64	2/26/2026
							28,846	(4)	922,784
							39,512	(5)	1,263,989	73,948	(5)	2,365,597
							57,450	(6)	1,837,826	114,900	(7)	3,675,651
Gilbert L. Danielson
	75,000		—		14.11	2/28/2017
	25,776		—		29.77	2/28/2017
	31,000		—		28.04	2/28/2017
Steven A. Michaels
	11,250		—		19.92	2/23/2020
	—		4,735	(8)	29.77	2/18/2024
	—		7,597	(9)	29.25	4/15/2024
	8,568	(10)	16,632	(10)	28.04	3/10/2025
	—		38,550	(3)	22.64	2/26/2026
							847	(11)	27,096
							679	(12)	21,721
							666	(13)	21,305
							629	(14)	20,122
							2,000	(15)	63,980
							1,562	(15)	49,968
							2,506	(16)	80,167
							4,818	(5)	154,128	10,896	(5)	348,563
							12,150	(6)	388,679	24,300	(7)	777,357
Ryan K. Woodley
	14,484	(10)	28,116	(10)	32.20	2/6/2025
			61,050	(3)	22.64	2/26/2026
							26,923	(4)	861,267
							8,184	(5)	261,806	16,138	(5)	516,255
							19,200	(6)	614,208	38,400	(7)	1,228,416
Curtis L. Doman
	10,200	(10)	19,800	(10)	32.20	2/6/2025
			42,000	(3)	22.64	2/26/2026
							26,923	(4)	861,267
							5,742	(5)	183,687	11,388	(5)	364,302
							13,200	(6)	422,268	26,550	(7)	849,335
Douglas A. Lindsay			18,390	(3)	22.65	2/1/2026
							18,765	(17)	600,292
							5,520	(6)	176,585	11,100	(7)	355,089

(1)	Reflects award value based on a share price of $31.99, the closing price of our common stock on December 31, 2016.

(2)	These options vest one-third each year over a three-year period beginning on November 10, 2015.

(3)	These options vest one-third each year over a three-year period beginning on March 15, 2017.

(4)	These RSUs will vest on April 15, 2018.

(5)	These RSUs will vest 50% on March 15, 2017 and March 15, 2018.

(6)	These RSUs will vest one-third each year over a three-year period beginning on March 15, 2017.

(7)
Amounts shown reflect performance shares subject to meeting specific performance goals and service periods, which, based on Company performance, are reflected at the target award level. Performance shares earned vest one-third on March 15, 2017, one-third on March 15, 2018 and one-third on March 15, 2019.

(8)	These options will vest on February 18, 2017.

(9)	These options will vest on April 15, 2017.

(10)	These options vest 34% on March 15, 2016, 33% on March 15, 2017 and 33% on March 15, 2018.

(11)	These RSUs will vest on July 10, 2017.

(12)	These RSUs will vest on August 7, 2017.

(13)	These RSUs will vest on November 6, 2017.

(14)	These RSUs will vest on February 18, 2018.

(15)	These RSUs will vest on February 18, 2017.

(16)	These RSUs will vest on April 15, 2017.

(17)	These RSUs will vest on February 1, 2019.
Option Exercises and Stock Vested in 2016
The following table provides information for the named executive officers on (i) stock option exercises during 2016, including the number of shares acquired upon exercise and the value realized and (ii) the number of shares acquired upon the vesting of stock awards, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (1) ($)
John W. Robinson III	—	—	58,449	1,365,953
Gilbert L. Danielson	—	—	62,829	1,673,200
Steven A. Michaels	—	—	9,258	218,313
Ryan K. Woodley	—	—	12,530	292,826
Curtis L. Doman	—	—	8,825	206,240
Douglas A. Lindsay	—	—	—	—

(1)	Reflects the value of shares that vested based on the closing price of our common stock on the applicable vesting date.
Pension Benefits
We do not provide defined benefit pension plans for our named executive officers.
Non-Qualified Deferred Compensation as of December 31, 2016
Effective July 1, 2009, the Company implemented the Aaron’s, Inc. Deferred Compensation Plan, which we refer to as the DCP, an unfunded, nonqualified deferred compensation plan open to a select group of management, highly compensated employees and non-employee directors. On a pre-tax basis, eligible employees can defer receipt of up to 75% of their base salary and up to 75% of their incentive pay compensation, and eligible non-employee directors can defer receipt of up to 100% of their cash director fees. In addition, the Company elected to make restoration matching contributions on behalf of eligible employees to compensate for certain limitations on the amount of matching contributions an employee can receive under the Company’s tax-qualified 401(k) plan.
Amounts deferred under the DCP are credited to each participant’s deferral account and a deferred compensation liability is recorded in accounts payable and accrued expenses in our consolidated balance sheets. Our aggregate liabilities under the DCP were approximately $12.0 million and $11.6 million as of December 31, 2016 and 2015, respectively. Liabilities are recorded at amounts due to participants, based on the fair value of participants’ selected investments. The Company has established a rabbi trust to fund our obligations under the DCP with Company-owned life insurance. The obligations are unsecured general obligations of the Company and the participants have no right, interest or claim in the assets of the Company, except as unsecured general creditors. The cash surrender value of these policies totaled $15.6 million and $15.4 million as of December 31, 2016 and 2015, respectively, and is included in prepaid expenses and other assets in our consolidated balance sheets.
Deferred compensation expense charged to operations for the Company’s matching contributions totaled $27,000 in 2016 and 2015. Benefits of $1.4 million and $1.7 million were paid during the years ended December 31, 2016 and 2015, respectively.

The following table provides information on accounts of and compensation deferred by our named executive officers pursuant to the DCP.

Name of Executive	Named Executive Officer Contributions in 2016	Company Contributions in 2016	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2016
John W. Robinson III(1)	$—	$—	$—	$—	$—
Gilbert L. Danielson	—	—	125,751	—	1,549,197
Steven A. Michaels	92,884	—	33,665	—	351,317
Ryan K. Woodley(1)	—	—	—	—	—
Curtis L. Doman (1)	—	—	—	—	—
Douglas A. Lindsay (1)	—	—	—	—	—

(1)	Messrs. Robinson, Woodley, Doman and Lindsay do not participate in the Deferred Compensation Plan.
Potential Payments Upon Termination or Change in Control
Severance Plan. The Compensation Committee has adopted an Executive Severance Pay Plan, which we refer to as the “Severance Plan,” intended to provide senior managers certain benefits in the event their employment is terminated by us without cause or after a change in control. Messrs. Michaels, Woodley, Doman and Lindsay are eligible for benefits under this plan which was adopted to assist us in hiring executives, in retaining key leaders who are critical to the ongoing stability of our business, and to foster objectivity across the participants should they be asked to evaluate proposals that may result in the loss of their employment. The Severance Plan also provides important protections to us in terms of confidential information and competitive matters that could arise after their employment is terminated.
John W. Robinson III. The employment agreement with Mr. Robinson specifies the payments to be provided if Mr. Robinson’s employment is terminated under various scenarios described in the agreement, including death, disability, termination with or without cause, and termination with or without good reason.
Other than during the two years following a change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) continued payment of salary for a period of twenty-four months and additional cash payments during each of the twenty-four months equal to one-twelfth of his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four multiplied by the difference between the monthly cost of participating in the Company’s medical and dental programs under COBRA and the monthly premium that an active employee would pay for the same coverage, as of the date of termination, (y) vesting of all outstanding equity awards that have been granted to him to the extent provided under the terms of such awards and (z) payment for all accrued paid time off through his date of termination.
During the two years following any change in control, if Mr. Robinson is (i) involuntarily terminated by the Company without cause (and other than due to death or disability) or (ii) voluntarily terminates his employment for good reason, Mr. Robinson would be entitled to receive (v) cash in an amount equal to two times his base salary plus two times his target annual incentive for the year in which his termination occurs, (w) cash in an amount equal to the pro rata portion (based on the number of days in the year occurring prior to his termination) of the average of his bonuses earned during each of the two calendar years immediately preceding the year in which his termination occurs, or, if termination occurs prior to two full years of employment, the average of the earned bonus for any completed year and his target bonus for the year of termination, (x) cash in an amount after taxes equal to twenty-four times the applicable COBRA premium to participate in the Company’s medical and dental programs, as of the date of termination, (y) full vesting of all outstanding equity awards that have been granted to him and (z) payment for all accrued paid time off through his date of termination.
If Mr. Robinson voluntarily terminates his employment (other than for good reason or due to death or disability) or is involuntarily terminated by the Company for cause, Mr. Robinson would be entitled only to accrued but unpaid salary and earned bonus through the last day of his employment.

In the event of Mr. Robinson’s termination due to death or disability, Mr. Robinson (or his estate or beneficiary, as the case may be) would be entitled to receive any amounts accrued through his termination, including base salary and earned bonus. In addition, he would also be entitled to receive a pro rata bonus for the fiscal year in which the termination occurs equal to the bonus that would be payable under any annual bonus plan based on the Company’s performance at the end of the last completed fiscal quarter, prorated based on the number of days he worked in such year.
If any payments to be made or benefits to be provided under our employment agreement with Mr. Robinson would result in a “parachute payment” as defined in Section 280G of the Internal Revenue Code, then such payments or benefits will be reduced to the minimum extent necessary so that no such payment or benefit, as so reduced, would constitute a parachute payment, unless the net after-tax amount Mr. Robinson would receive without this reduction exceeds by at least 10% the net after-tax amount he would receive with this reduction.
Assuming Mr. Robinson’s employment terminated or there was a change in control on December 31, 2016, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company for Cause	$—	$—	$—	$—
Termination by Company without Cause (non-CIC)	$607,968	$3,045,222	$634,414	$4,287,604
Termination for Good Reason (non-CIC)	$607,968	$3,045,222	$634,414	$4,287,604
Termination following a CIC (without Cause or for Good Reason)	$607,968	$3,063,883	$11,994,630	$15,666,481
Termination due to death	$781,600	$—	$11,994,630	$12,776,230
Termination due to disability	$781,600	$—	$11,994,630	$12,776,230
Termination by Executive for any other reason	$781,600	$—	$—	$781,600
Change in Control Only (remains employed)	$—	$—	$922,784	$922,784
Gilbert L. Danielson. As previously discussed in “—Employment Agreements with Named Executive Officers,” in January 2016, we entered into an amended and restated employment agreement with Mr. Danielson in connection with his stepping down as our Chief Financial Officer, but remaining employed with us as an Executive Vice President until his retirement from the Company on December 31, 2016. That employment agreement with Mr. Danielson continued to specify the payments to be provided if Mr. Danielson’s employment was terminated under various scenarios prior to the effective date of his retirement from the Company, including death, disability, termination with or without cause, and termination with or without good reason.
Based on our amended and restated employment agreement with Mr. Danielson, we agreed to treat his retirement as a termination without cause. Thus, upon his retirement, Mr. Danielson became entitled to receive (i) continued payment of salary for a period of twenty-four months, (ii) severance equal to twice the average cash bonus for the immediately preceding two calendar years, (iii) cash payment in an amount sufficient after taxes to equal the cost of continued health care premiums and benefits for a twenty-four month severance period and (iv) full vesting of all outstanding stock options, performance shares, RSUs and other equity awards that had been granted to Mr. Danielson.
Based upon Mr. Danielson’s employment being deemed terminated without cause on December 31, 2016, and based on Mr. Danielson’s amended and restated employment agreement which was in effect at that time, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company without Cause (non-CIC)	$—	$2,104,959	$1,029,217	$3,134,176
Steven A. Michaels, Ryan K. Woodley, Curtis L. Doman and Douglas Lindsay. Each of Messrs. Michaels, Woodley, Doman and Lindsay would receive awards under our Severance Plan upon termination of employment without cause or following a change in control. Under the terms of our Executive Severance Pay Plan that applied to Messrs. Michaels, Woodley, Doman and Lindsay in 2016, non-equity awards would also be granted in certain instances upon termination of employment or in the event of a change in control. Under the 2001 Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances upon termination of employment or in the event of a change in control. Under the 2015 Equity Incentive Plan, vesting is accelerated with respect to outstanding equity awards in certain instances but only upon termination of employment. Messrs. Woodley and Doman would also receive payments under their employment arrangements with the Company upon termination of their employment without cause or resignation for good reason.
Assuming Mr. Michaels’ employment terminated or there was a change in control on December 31, 2016, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company for Cause	$—	$—	$—	$—
Termination by Company without Cause (non-CIC)	$—	$567,611	$—	$567,611
Termination for Good Reason (non-CIC)	$—	$—	$—	$—
Termination following a CIC (without Cause or for Good Reason)	$516,200	$2,235,222	$2,410,552	$5,161,974
Termination due to death	$—	$—	$2,410,552	$2,410,552
Termination due to disability	$—	$—	$2,320,308	$2,320,308
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control Only	$—	$—	$315,687	$315,687
Assuming Mr. Woodley’s employment terminated or there was a change in control on December 31, 2016, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company for Cause	$—	$—	$—	$—
Termination by Company without Cause (non-CIC)	$—	$454,079	$592,121	$1,046,200
Termination for Good Reason (non-CIC)	$—	$454,079	$592,121	$1,046,200
Termination following a CIC (without Cause or for Good Reason)	$665,200	$1,778,157	$4,052,769	$6,496,126
Termination due to death	$665,200	$—	$4,052,769	$4,717,969
Termination due to disability	$665,200	$—	$4,052,769	$4,717,969
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control Only	$—	$—	$861,267	$861,267
Assuming Mr. Doman’s employment terminated or there was a change in control on December 31, 2016, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company for Cause	$—	$—	$—	$—
Termination by Company without Cause (non-CIC)	$—	$418,200	$592,121	$1,010,321
Termination for Good Reason (non-CIC)	$—	$418,200	$592,121	$1,010,321
Termination following a CIC (without Cause or for Good Reason)	$613,500	$1,227,299	$3,073,558	$4,914,357
Termination due to death	$613,500	$—	$3,073,558	$3,687,058
Termination due to disability	$613,500	$—	$3,073,558	$3,687,058
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control Only	$—	$—	$861,267	$861,267

Assuming Mr. Lindsay’s employment terminated or there was a change in control on December 31, 2016, such payments and benefits have an estimated value of:

	Prorated Bonus	Total Cash Severance	Value of Accelerated Equity	Total
Termination by Company for Cause	$—	$—	$—	$—
Termination by Company without Cause (non-CIC)	$—	$517,961	$—	$517,961
Termination for Good Reason (non-CIC)	$—	$—	$—	$—
Termination following a CIC (without Cause or for Good Reason)	$341,400	$2,035,923	$1,303,729	$3,681,052
Termination due to death	$—	$—	$1,303,729	$1,303,729
Termination due to disability	$—	$—	$1,303,729	$1,303,729
Termination by Executive for any other reason	$—	$—	$—	$—
Change in Control Only	$—	$—	$—	$—
Employment Agreement Definitions. For purposes of our employment agreement with Mr. Robinson, “Cause” generally means such person’s (i) material fraud, malfeasance, gross negligence, or willful misconduct with respect to business affairs of the Company which is, or is reasonably likely to be if such action were to become known by others, directly or materially harmful to the business or reputation of the Company or any subsidiary of the Company; (ii) conviction of or failure to contest prosecution for a felony or a crime involving moral turpitude; or (iii) material breach of his employment agreement. A termination of Mr. Robinson for Cause based on clause (i) or (iii) of the preceding sentence would take effect 30 days after Mr. Robinson receives from the Company written notice of intent to terminate and the Company’s description of the alleged Cause, unless Mr. Robinson shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, that such termination shall take effect immediately upon the giving of written notice of termination of Cause under any clause if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).
The definition of “Cause” for purposes of our employment agreements with Messrs. Woodley and Doman are substantially similar to those contained in our employment agreement with Mr. Robinson.
For purposes of our employment agreement with Mr. Robinson, “Change in Control” generally means: (i) the acquisition (other than from the Company) by any person of beneficial ownership, of thirty-five percent (35%) or more of the combined voting power of then outstanding securities of the Company entitled to vote generally in the election of directors, which we refer to as the Outstanding Company Voting Securities, excluding, however, (1) any acquisition by the Company or (2) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; (ii) a majority of the members of our board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors before the date of the appointment or election; or (iii) consummation by the Company of a reorganization, merger, or consolidation or sale of all or substantially all of the assets of the Company; excluding, however, a transaction pursuant to which all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Company Voting Securities immediately prior to such transaction will beneficially own, directly or indirectly, more than 50 percent of the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors of the corporation resulting from such transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such transaction, of the Outstanding Company Voting Securities.
For purposes of the employment agreements described herein, “Good Reason” generally means: (i) any material reduction in the named executive officer’s base salary; (ii) any material reduction in the named executive officer’s authority, duties or responsibilities; (iii) any significant change in the geographic location at which the named executive officer must perform his duties; or (iv) any material breach of the named executive officer’s employment agreement by the Company.
For purposes of the employment agreements described herein, “Disability” shall mean the named executive officer’s inability, due to physical or mental injury or illness, to perform the essential functions of his position with or without reasonable accommodation for a period of 180 days, whether or not consecutive, occurring within any period of 12 consecutive months.
Severance Plan Definitions. Our Severance Plan contains definitions for the terms “Cause,” “Change in Control,” “Good Reason” and “Disability” which are substantially similar to those contained in “—Potential Payments Upon Termination or Change in Control—Employment Agreement Definitions” above.

Incentive Plans. Generally, under the terms of our Executive Severance Pay Plan, in the event of a change in control, the named executive officer would receive an automatic payment of target-level cash bonuses, prorated to the extent the change in control occurs during the annual performance period. The Executive Severance Pay Plan does not contain a provision accelerating or awarding payments in the event of termination.
Generally, under the terms of the 2001 Incentive Plan and the related award agreements, all outstanding unvested equity awards of restricted stock, RSUs, performance shares and stock options immediately vest in the event of termination of employment due to death or, in the case of awards granted in 2014 or later, disability. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, performance shares and restricted stock awards granted before 2015 would immediately vest; awards granted in 2015 or later would vest only upon a termination without Cause or for Good Reason during the following two years.
Under the terms of the 2015 Equity Incentive Plan and the related award agreements that apply to our executive officers, all outstanding unvested stock options, RSUs and earned performance shares immediately vest in the event of termination of employment due to death or disability. With respect to performance shares that have not been earned at the time of a termination of employment due to death or disability, those performance shares will not vest immediately, but rather, will vest at the earned amount that is determined at the end of the performance period applicable to those performance shares. In the event of termination for any other reason not in connection with a change in control, all unvested equity awards are forfeited. In the event of a change in control, all outstanding unvested stock options, RSUs and performance shares would vest upon a termination without Cause or for Good Reason during the following two years.
Securities Authorized for Issuance under Equity Compensation Plans
The following table sets forth aggregate information as of December 31, 2016 about the Company’s compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity Compensation Plans Approved by Shareholders	3,052,533	$24.21	3,449,854
Equity Compensation Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	3,052,533	$24.21	3,449,854

(1) Of the 3,052,533 securities to be issued upon exercise of the outstanding options, warrants and rights, 1,407,145 are options with a weighted average exercise price of $24.21 and the remaining 1,645,388 are RSUs and performance shares that do not have an exercise price.

AUDIT COMMITTEE REPORT
Committee Composition and Skills
The Audit Committee operates pursuant to a written charter adopted by the board that outlines the responsibilities and practices the Audit Committee follows. The charter is available through the Company’s website, http://www.aarons.com.
The Audit Committee is comprised of non-employee directors who meet the independence and financial literacy requirements of the NYSE and additional, heightened independence criteria applicable to members of the Audit Committee under SEC and NYSE rules. The board has designated Ms. Day and Messrs. Curling, Ehmer and Harris as "audit committee financial experts," as defined by the SEC.
Responsibilities of Management, the External Auditor and the Audit Committee
Management has primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Company’s independent auditors for 2016, Ernst & Young LLP, which we refer to as “EY,” are responsible for performing an audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States and for expressing an opinion as to their conformity with generally accepted accounting principles. The Audit Committee’s responsibility is to monitor and oversee these processes.
Appointment, Compensation and Oversight of EY
EY has served as the Company’s independent registered public accounting firm since March 1992. Before retaining EY for 2016, the Audit Committee evaluated EY’s performance with respect to its services to the Company provided during 2015. In conducting this annual evaluation, the Audit Committee reviewed and discussed with management matters related to EY’s independence, technical expertise and industry knowledge. The Audit Committee also reviewed EY’s communications with the Audit Committee during the course of 2015 and considered EY’s tenure. After determining to retain EY for 2016, the Audit Committee reviewed the terms of the proposed engagement, which included proposed fees for 2016. Throughout the year the Audit Committee, or the Chair of the Audit Committee (pursuant to delegated authority from the Audit Committee), reviewed engagements for additional audit or non-audit projects, and the related fees, that were outside the scope of the previously approved 2016 audit engagement.
Discussions with EY
In keeping with its responsibilities, the Audit Committee has discussed with EY the matters required to be discussed by Auditing Standard No. 16 Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. The Audit Committee has also received the written disclosures and the letter from EY required by applicable requirements of the Public Company Accounting Oversight Board regarding their communications with the Audit Committee concerning independence, and has discussed with EY their independence. The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their audit. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Audited Consolidated Financial Statements
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2016 with management and with EY. Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee recommended to the board of directors that the audited consolidated financial statements of the Company be included in the Annual Report on Form 10-K for the year ended December 31, 2016 for filing with the Securities and Exchange Commission.
This report is respectfully submitted by the Audit Committee of the board of directors.

The Audit Committee
Cynthia N. Day (Chair)
Douglas C. Curling
Walter G. Ehmer
Hubert L. Harris, Jr.
Robert H. Yanker

AUDIT MATTERS
Fees Billed in the Last Two Fiscal Years
EY served as our independent registered public accounting firm for the years ended December 31, 2016 and 2015 and has been selected by the Audit Committee to continue as our independent registered public accounting firm for the current fiscal year. The following table sets forth the fees for services provided by our independent auditors in each of the last two fiscal years.

	Year Ended December 31,
	2016	2015
Audit Fees(1)	$2,488,760	$3,204,600
Audit-Related Fees(2)	8,000	206,000
Tax Fees(3)	1,402,818	1,390,074
All Other Fees(4)	1,995	1,995
TOTAL	$3,901,573	$4,802,669

(1)
Includes fees associated with the annual audit of the consolidated financial statements (including amounts in connection with certain 2015 audit procedures for Dent-A-Med, Inc.) and internal control over financial reporting, stand-alone audit of Dent-A-Med, Inc., reviews of the quarterly reports on Form 10-Q, assistance with and review of documents filed with the SEC (including SEC comment letters), and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. In addition to the fees reflected above, the Company reimbursed EY for out of pocket expenses that were incurred while performing these audit services totaling $50,045 and $110,000 in 2016 and 2015, respectively.

(2)
Includes fees associated with the audit report in the franchise disclosure document incurred in 2016 and due diligence services and amounts billed to the Company in 2015 in connection with the acquisition of Dent-A-Med, Inc.

(3)	Includes fees for tax compliance, tax advice and tax planning services.

(4)	Includes fees associated with the Company’s online accounting research subscription.
Approval of Auditor Services
The Audit Committee is responsible for pre-approving all audit and permitted non-audit services provided to the Company by its independent auditors. To help fulfill this responsibility, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy, which we refer to as the “Pre-Approval Policy.” Under the Pre-Approval Policy, all auditor services must be pre-approved by the Audit Committee either (i) before the commencement of each service on a case-by-case basis (specific pre-approval) or (ii) by the description in sufficient detail in the Pre-Approval Policy of particular services which the Audit Committee has generally approved, without the need for case-by-case consideration (general pre-approval).
Unless a particular service has received general pre-approval, it must receive the specific pre-approval of the Audit Committee or its Chairman. The Pre-Approval Policy describes the audit, audit-related and tax services that have received general pre-approval. These general pre-approvals allow the Company to engage the independent auditors for the enumerated services for individual engagements up to the fee levels prescribed in the Pre-Approval Policy. The annual audit engagement for the Company is subject to the specific pre-approval of the Audit Committee. Any engagement of the independent auditors pursuant to a general pre-approval must be reported to the Audit Committee at its next regular meeting. The Audit Committee periodically reviews the services that have received general pre-approval and the associated fee ranges. The Pre-Approval Policy does not delegate the Audit Committee’s responsibility to pre-approve services performed by the independent auditors to management.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth information, as of March 1, 2017, with respect to the beneficial ownership, as defined in Section 13(d) under the Exchange Act of our outstanding common stock by (i) each person known by us to beneficially own 5% or more of the outstanding shares of our common stock, (ii) each of our directors and nominees for director, (iii) each of our named executive officers for 2016, and (iv) all of our executive officers, directors and director nominees as a group. Except as otherwise indicated, all shares shown in the table below are held with sole voting and investment power.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class(2)
FMR LLC	8,500,687	(3)	11.89%
245 Summer Street
Boston, MA 02210
Vintage Capital Management, LLC.	7,277,000	(4)	10.17%
4705 S. Apopka Vineland Road, Suite 210
Orlando, FL 32819
BlackRock, Inc.	6,741,017	(5)	9.42%
55 East 52nd Street
New York, NY 10055
Dimensional Fund Advisors, LP.	6,115,590	(6)	8.55%
Building One
6300 Bee Cave Road
Austin, TX 19355
The Vanguard Group	5,936,487	(7)	8.30%
100 Vanguard Boulevard
Malvern, PA 19355
Diamond Hill Capital Management Inc	3,672,353	(8)	5.13%
325 John H. McConnell Blvd, Suite 200
Columbus, OH 43215
John W. Robinson III	414,580	(9)	*
Gilbert L. Danielson	289,510	(10)	*
Steven A. Michaels	105,447	(11)	*
Ryan K. Woodley	128,047	(12)	*
Curtis L. Doman	233,584	(13)	*
Douglas A. Lindsay	15,335	(14)	*
Kathy T. Betty	26,662	(15)	*
Douglas C. Curling	4,554	(14)	*
Cynthia N. Day	11,042	(15)	*
Walther G. Ehmer	2,599	(14)	*
Hubert L. Harris, Jr.	13,042	(16)	*
Ray M. Robinson	23,667	(17)	*
Robert H. Yanker	42,599	(15)	*
All executive officers, directors and nominees as a group (a total of 15 persons)	1,382,534	(18)	1.93%
* Less than 1%.

(1)	Unless otherwise stated, the address for each beneficial owner is c/o Aaron’s, Inc., 400 Galleria Parkway S.E., Suite 300, Atlanta, Georgia 30339.

(2)
Percentages are based on (i) 71,522,896 shares of common stock outstanding at March 1, 2017 plus (ii) for each named person or group, options exercisable by such person or group within 60 days thereafter.

(3)
As of December 31, 2016, based on information provided in a Schedule 13G/A filed with the SEC on February 14, 2017 by FMR LLC, Abigail P. Johnson and Fidelity Small Cap Discovery Fund. FMR LLC reported sole dispositive power with regard to the shares of common stock listed, but possesses sole voting power only with regard to 687 shares. Ms. Johnson reported sole dispositive power, but no voting power, with regard to the shares of common stock listed. Fidelity Small Cap Discovery Fund reported voting power, but not dispositive power, with regard to 5,200,000 shares of the common stock listed. Ms. Johnson is a director, the chairman and the chief executive officer of FMR LLC. Members of the Johnson family, including Ms. Johnson, are the predominant owners, directly or through trusts, of the Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Ms. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, which we refer to as the “Fidelity Funds,” advised by Fidelity Management & Research Company, which we refer to as “FMR Co,” a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(4)
Based on information provided in a Schedule 13G filed with the SEC on August 15, 2015 by Vintage Capital, Management, LLC, which we refer to as “Vintage Capital,” Kahn Capital Management, LLC, which we refer to as “Kahn Capital,” and Brian Kahn. Vintage Capital serves as investment adviser to investment funds and managed accounts and, as investment adviser, may be deemed to have beneficial ownership over the shares of our common stock held for those funds and accounts. Kahn Capital, as a member and the majority owner of Vintage Capital, may be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares. Kahn Capital disclaims beneficial ownership of such shares for all other purposes. Mr. Kahn, as the manager of each of Vintage Capital and Kahn Capital, may also be deemed to have the power to direct the voting and disposition of the shares beneficially owned by Vintage Capital, and may be deemed to be the indirect beneficial owner of such shares.

(5)
As of December 31, 2016, based on information provided in a Schedule 13G/A filed with the SEC on January 19, 2017 by BlackRock, Inc., which we refer to as “BlackRock,” in which BlackRock reported that it has sole voting power with respect to 6,593,343 shares of our common stock and sole power to dispose of, or direct the disposition of, 6,741,017 shares of our common stock.

(6)
As of December 31, 2016, based on information provided in a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP, which we refer to as “Dimensional,” in which Dimensional reported that it has sole voting power with respect to 6,006,821 shares of our common stock and sole power to dispose of, or direct the disposition of, 6,115,590 shares of our common stock. Dimensional is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 that furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts. Dimensional or its subsidiaries may possess voting or investment power over shares of our common stock that are owned by these investment companies, trusts and accounts, and may be deemed to be the beneficial owner of the shares of our common stock held by these investment companies, trusts and accounts. Dimensional disclaims beneficial ownership of all shares of our common stock.

(7)
As of December 31, 2016, based on information provided in a Schedule 13G/A filed with the SEC on February 9, 2017 by The Vanguard Group, which we refer to as “Vanguard,” in which Vanguard reported that it has sole voting power with respect to 78,228 shares of our common stock, shared voting power with respect to 7,146 shares of our common stock, sole power to dispose of, or direct the disposition of, 5,854,638 shares of our common stock, and shared power to dispose of, or direct the disposition of, 81,849 shares of our common stock. Based on the Schedule 13G/A, (i) the Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of Vanguard, is the beneficial owner of 74,703 shares as a result of its serving as investment manager of collective trust accounts and (ii) Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of Vanguard, is the beneficial owner of 10,671 shares as a result of its serving as investment manager of Australian investment offerings.

(8)
As of December 31, 2016 based on information provided in a Schedule13G filed with the SEC on February 6, 2017 by Diamond Hill Capital Management Inc., which we refer to as "Diamond", in which Diamond reported that is has sole voting power with respect to 3,513,894 shares of our common stock and sole power to dispose of, or direct the disposition of, 3,672,353 shares of our common stock.

(9)
Includes (i) 107,280 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 60,750 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 38,906 RSUs vesting on March 15, 2017, (iv) 74,508 PSUs which have met performance conditions and are scheduled to vest on March 15, 2017, and (v) 47,850 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 53,639 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 268,680 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 86,902 RSUs that remain subject to vesting conditions and, (iv) 112,042 PSUs that remain subject to vesting conditions.

(10)
Includes (i) 131,776 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 43,806 shares of common stock held by a family trust (iii) 2,362 shares of common stock held by Mr. Danielson’s spouse, (iv) 14,443 RSUs which vest on January 1, 2017 and, (iv) 13,416 PSUs which met performance conditions and vest on January 1, 2017. Mr. Danielson's retirement is effective as of January 1, 2017 and all equity awards became fully vested at that time.

(11)
Includes (i) 40,466 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 12,850 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 1,484 shares of common stock held in Mr. Michael’s 401(k) plan account, (iv) 8,965 RSUs vesting on March 15, 2017, (v) 13,386 PSUs which have met performance conditions and are scheduled to vest on March 15, 2017, and (vi) 22,295 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 8,316 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 56,840 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 13,330 RSUs that remain subject to vesting conditions and, (iv) 21,324 PSUs that remain subject to vesting conditions.

(12)
Includes (i) 28,542 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 20,350 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 10,492 RSUs vesting on March 15, 2017, (iv) 24,632 PSUs which have met performance conditions and are scheduled to vest on March 15, 2017, and (v) 16,020 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 14,058 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 89,960 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iv) 43,815 RSUs that remain subject to vesting conditions and, (v) 41,195 PSUs that remain subject to vesting conditions.

(13)
Includes (i) 20,100 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 14,000 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 7,271 RSUs vesting on March 15, 2017, (iv) 17,146 PSUs which have met performance conditions and are scheduled to vest on March 15, 2017, and (v) 11,040 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 19,800 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 61,990 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 38,594 RSUs that remain subject to vesting conditions and, (iv) 28,598 PSUs that remain subject to vesting conditions.

(14)
Includes (i) 6,130 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (ii) 1,840 RSUs vesting on March 15, 2017, (iii) 2,745 PSUs which have met performance conditions and are scheduled to vest on March 15, 2017, and (iv) 4,620 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 26,420 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (ii) 22,445 RSUs that remain subject to vesting conditions and, (iii) 14,700 PSUs that remain subject to vesting conditions.

(15)	Does not include 3,125 RSUs that remain subject to vesting conditions.

(16)	Includes 2,000 shares of common stock held by Mr. Harris’ spouse. Does not include 3,125 RSUs that remain subject to vesting conditions.

(17)
Includes 6,000 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable. Does not include 3,125 RSUs that remain subject to vesting conditions.

(18)
Includes (i) 348,344 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that are currently exercisable, (ii) 121,730 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that are currently exercisable, (iii) 6,982 shares of common stock held in 401(k) plan accounts, (iv) 71,491 RSUs vesting on March 15, 2017, (v) 140,790 PSUs vesting on March 15, 2017, and (vi) 95,730 restricted stock awards, which are entitled to voting and dividend rights as described in the related award agreement through still subject to vesting. Does not include (i) 109,241 shares of common stock issuable upon the exercise of options issued under the 2001 Incentive Plan that remain subject to vesting conditions, (ii) 537,820 shares of common stock issuable upon the exercise of options issued under the 2015 Incentive Plan that remain subject to vesting conditions, (iii) 219,806 shares of RSUs that remain subject to vesting conditions, and (iii) 221,726 PSUs that remain subject to vesting conditions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Policies and Procedures Dealing with the Review, Approval and Ratification of Related Party Transactions
The charter of the Audit Committee provides that the Audit Committee shall review and ratify all transactions to which the Company is a party and in which any director or executive officer has a direct or indirect material interest, apart from their capacity as director or executive officer of the Company. To assist with this review process, the Audit Committee has adopted a policy on related party transactions that provides procedures for the review, and approval or ratification, of certain transactions involving related parties. This policy applies to any transaction or series of transactions in which we or one of our subsidiaries is a participant, the amount involved exceeds or may be expected to exceed $100,000 in any fiscal year and a related party has a direct or indirect material interest. Under the policy, a related party includes (i) any person who is or was, since the beginning of the last fiscal year, a director, executive officer or nominee for election as a director, (ii) a greater than 5% beneficial owner of any class of our voting securities, (iii) an immediate family member of either of the foregoing persons or (iv) any entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position in which such person has a 5% or greater beneficial ownership interest. Related party transactions are referred to the Audit Committee, or if there are not a sufficient number of directors on the Audit Committee without interests in the transaction, by the disintered directors serving on our board of directors, for approval, ratification or other action.
In addition, our Company’s Code of Business Conduct and Ethics provides that conflict of interest situations involving directors or executive officers must receive the prior review and approval of the Audit Committee. Our Code of Business Conduct and Ethics sets forth various examples of when conflict of interest situations may arise, including: when an officer or director or members of his or her family receive improper personal benefits as a result of his or her position in or with the Company; have certain relationships with competing businesses or businesses with a material financial interest in the Company, such as suppliers or customers; or receive improper gifts or favors from such businesses.
Related Party Transactions
Aaron Ventures. Aaron Ventures I, LLC, which we refer to as “Aaron Ventures,” was formed in December 2002 for the purpose of acquiring properties from the Company and leasing them back to the Company and is controlled by certain of the Company’s current and former executives. During 2016, Aaron Ventures continued to lease 19 remaining properties to the Company under 15-year terms with a five-year renewal at the Company’s option. In the aggregate, the leases have a current annual rental of approximately $2.0 million.
In December 2002, Aaron Ventures purchased ten properties, including leasehold improvements, from the Company. Aaron Ventures obtained borrowings collateralized by the land and buildings totaling $5.0 million. The Company occupies the land and buildings collateralizing the borrowings under a 15-year term lease at an aggregate annual rental of approximately $1.2 million. The rate of interest implicit in the leases is approximately 10.1%.
In October and November 2004, Aaron Ventures purchased 11 properties, including leasehold improvements, from the Company. Aaron Ventures obtained borrowings collateralized by the land and buildings totaling $6.8 million. The Company occupies the land and buildings collateralizing the borrowings under a 15-year term lease, with a five-year renewal at the Company’s option, at an aggregate annual rental of $0.8 million. The rate of interest implicit in the leases is approximately 9.7%.
During 2016, Messrs. Danielson and Robert Sinclair, each an executive officer or former executive officer of the Company, served as managers of Aaron Ventures. All of Aaron’s Ventures owners are current or former officers of the Company and include Messrs. Danielson, Sinclair and Tristan Montanero the Chief Operations Officer of our Aaron's Business. The combined ownership interest for all current officers represents approximately 13% of Aaron Ventures.
Sale of HomeSmart. On May 13, 2016, the Company sold its remaining 82 Company-operated HomeSmart stores to Buddy's Newco for $35.0 million. Buddy’s Newco is a subsidiary of Buddy’s Home Furnishings, or “Buddy’s,” the third largest lease-to-own home furnishings provider in the United States. Buddy’s is a portfolio company of Vintage Capital Management, or “Vintage,” a private equity fund controlled by Brian R. Kahn. Based on information filed with the Securities Exchange Commission, Vintage owned approximately 10% of the Company’s outstanding common stock at the time of that HomeSmart transaction.
In May 2014, Mr. Kahn and Matthew E. Avril joined the Company’s board of directors. In August 2015, Mr. Kahn resigned from the Board, but not due to any disagreement with the Company. At the time the HomeSmart transaction was approved by the Company’s board of directors, Mr. Avril owned a limited partnership interest in Vintage, served as a strategic advisor to Vintage and served as a director of a Vintage portfolio company.

In connection with the HomeSmart transaction, the Company engaged a nationally recognized and independent financial advisor with substantial experience in transactions involving lease-to-own companies to conduct a thorough review of likely potential purchasers of the HomeSmart business. Through that process, Buddy’s emerged as the only interested potential purchaser of the business with the financial ability to consummate such a transaction on terms likely satisfactory to the Company.
In addition, prior to its approval of the HomeSmart transaction, the Company’s board of directors obtained a fairness opinion from a nationally recognized and independent valuation firm, to opine on the fairness, from a financial point of view, of the consideration to be paid by Vintage to the Company in connection with the HomeSmart transaction. Based on these and other factors, the Company’s board of directors approved the HomeSmart transaction, with Mr. Avril abstaining from the Board’s vote on the transaction.
Other Transactions
Sale of Company Headquarters. In September 2015, the Company entered into an agreement pursuant to which it agreed to sell the Company’s headquarters building for a purchase price of $14.2 million to Knox Properties LLLP. The investment group The Loudermilk Cos owns an equity interest in Knox Properties Management LLC, the general partner of Knox Properties LLLP. R. Charles Loudermilk, Sr., the founder and former Chief Executive Officer of the Company, who is also our current Chairman Emeritus, is the majority investor in The Loudermilk Cos. The terms of the sale of the Company’s headquarters building were no less favorable to the Company than terms the Company would have received in a similar sales transaction with another purchaser. This transaction closed on January 29, 2016.

QUESTIONS AND ANSWERS ABOUT VOTING AND THE ANNUAL MEETING
What is the purpose of this Proxy Statement?
This Proxy Statement provides information regarding matters to be voted on at the Annual Meeting. Additionally, it contains certain information that the SEC requires us to provide annually to our shareholders. This Proxy Statement is also used by our board of directors to solicit proxies to be used at the Annual Meeting so that all shareholders of record have an opportunity to vote on the matters to be presented at the Annual Meeting, even if they cannot attend the meeting in person. Our board of directors has designated John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen to vote the shares of common stock represented by proxies at the Annual Meeting.

Who is entitled to vote on the matters discussed in the Proxy Statement?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on March 15, 2017, the “record date” for the Annual Meeting, including shares of restricted stock issued pursuant to the 2015 Incentive Plan that are still subject to vesting requirements. A list of all shareholders entitled to vote will be available for inspection at the Annual Meeting. Your shares can be voted at the Annual Meeting only if you are present in person or represented by a valid proxy.

What constitutes a quorum for the Annual Meeting?
The holders of a majority of the outstanding shares of our common stock as of the close of business on the record date must be present, either in person or represented by valid proxy, to constitute a quorum necessary to conduct the Annual Meeting. On the record date, 71,235,607 shares of our common stock were issued and outstanding, including shares of restricted stock still subject to vesting requirements entitled to vote at the Annual Meeting. Shares represented by valid proxies received but marked as abstentions or as withholding voting authority for any or all director nominees, and shares represented by valid proxies received but reflecting broker nonvotes, will be counted as present at the Annual Meeting for purposes of establishing a quorum.

How many votes am I entitled to for each share of common stock I hold?
Each share of our common stock represented at the Annual Meeting is entitled to one vote for each director nominee with respect to the proposal to elect directors and one vote for each of the other proposals to be voted on.

What proposals will require my vote?
You are being asked to vote on the following proposals:

•	To elect nine directors to serve for a term expiring at the 2018 Annual Meeting of Shareholders.

•	To vote on a non-binding, advisory resolution approving Aaron’s executive compensation.

•	To vote on a non-binding, advisory recommendation to the board of directors regarding the frequency of the advisory vote on executive compensation.

•	To ratify the appointment of Ernst & Young LLP as Aaron’s independent registered public accounting firm for 2017.

What vote is required to approve each proposal or elect directors, and how will my vote be counted?
Proposal 1-Election of Directors
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” for each of the nominees for director being considered pursuant to Proposal 1. Assuming a quorum is present, a nominee will be elected upon the affirmative vote of a majority of the total votes cast at the Annual Meeting, which means that the number of votes cast in favor of a nominee’s election exceeds the number of votes cast against that nominee’s election. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
If an incumbent director fails to receive a majority of the votes cast, the incumbent director will promptly tender his or her resignation to our board of directors which can then choose to accept it, reject it or take other action our board of directors deems appropriate.

Proposal 2-Advisory Vote on Executive Compensation
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” for the non-binding, advisory resolution approving our executive compensation. Assuming a quorum is present, the resolution approving our executive compensation will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the resolution exceed the votes cast against the resolution. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 3-Advisory Vote on the Frequency of the Advisory Vote on Executive Compensation
Shareholders may vote for “ONE YEAR,” “TWO YEARS,” "THREE YEARS" or “ABSTAIN” for the non-binding, advisory recommendation to the board of directors regarding the frequency of the advisory vote on our executive compensation. Assuming a quorum is present, the option of one year, two years or three years that receives the highest number of votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting will be the shareholders preferred frequency. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
Proposal 4-Ratification of the Appointment of the Independent Registered Public Accounting Firm
Shareholders may vote “FOR,” “AGAINST” or “ABSTAIN” to ratify the appointment of EY as Aaron’s independent registered public accounting firm for 2017. Assuming a quorum is present, the proposal to ratify the appointment of our independent registered public accounting firm for 2017 will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the proposal exceed the votes cast against the proposal. Any shares that are not voted (whether by abstention or otherwise) will have no impact on the outcome of the vote with respect to this proposal.
How does our board of directors recommend that I vote?
Our board of directors recommends that you vote:

•	“FOR” the election of each of the nine director nominees named in this Proxy Statement to serve for a term expiring at the 2018 Annual Meeting of Shareholders (Proposal 1).

•	“FOR” approval of a non-binding, advisory resolution approving Aaron’s executive compensation (Proposal 2).

•	“FOR” approval of a non-binding, advisory recommendation to the board of directors approving the option of once a year as the frequency of the advisory vote on executive compensation (Proposal 3).

•	“FOR” the proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2017 (Proposal 4).
How do I vote?
If you are a shareholder of record, then you have four voting options. You may vote:

•	Over the Internet at the website listed in our Notice and Access Letter.

•	By telephone using the telephone number listed in our Notice and Access Letter.

•
By completing, signing, dating and returning a written proxy card. To vote by using a written proxy card, mark your selections on the proxy card, date the proxy card and sign your name exactly as it appears on your proxy card, and return your proxy card by mail in the pre-addressed, postage-paid envelope which will be included with the written proxy card.

•	By attending the Annual Meeting and voting in person.
We encourage you to vote your shares as soon as possible by proxy even if you plan to attend the Annual Meeting to ensure your shares are voted even if you later find you are unable to attend the Annual Meeting. Voting by telephone or over the Internet should be accomplished prior to May 1, 2017 at 11:59 p.m., Eastern time, to ensure your vote is counted. Proxy cards from shareholders who requested a written proxy card will be accepted when received up through the closing of the polls at the Annual Meeting.

If you are a registered holder and you vote your proxy by telephone or over the Internet, or if you complete, sign, date and return a written proxy card, and no direction is specified as to any matter to be acted upon, the shares represented by your proxy will be voted “FOR” proposals 1, 2 and 4 in this Proxy Statement, and for every year, with respect to proposal 3 in this Proxy Statement, and in accordance with the proxy holder’s best judgment as to any other business that may properly come before the Annual Meeting.
If you are a beneficial holder, then please refer to the instructions provided by your broker, bank or other nominee regarding how to vote.
What is the difference between a shareholder of record and a beneficial holder of shares?
If your shares of our common stock are registered directly in your name with our transfer agent, Computershare, Inc., then you are considered a “shareholder of record” with respect to those shares. Shareholders of record will receive a copy of the Notice and Access Letter and, if requested, written copies of this Proxy Statement, the Annual Shareholders Report and a proxy card to vote their shares of our common stock.
If your shares are held in “street name” through a broker, bank or other nominee, then you are considered the “beneficial holder” of the shares held for you. Beneficial holders of shares should refer to the instructions provided by their broker, bank or other nominee regarding how to vote their shares or to revoke previous voting instructions. The availability of Internet and telephone voting depends on the voting processes of the broker, bank or other nominee. As the beneficial holder, you have the right to direct your broker, bank or other nominee how to vote your shares. Beneficial holders may vote in person only if they have a legal proxy to vote their shares from their broker, bank or other nominee.
I am a beneficial holder. How are my shares voted if I do not return voting instructions?
Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Under the rules of the NYSE, brokerage firms have the authority to vote shares on certain routine matters for which their customers do not provide voting instructions by the tenth day before the Annual Meeting. The proposal to ratify the appointment of EY as our independent registered public accounting firm for 2017 is considered a routine matter.
The election of directors and non-binding, advisory resolution to approve our executive compensation, and the non-binding, advisory resolution on the frequency of the non-binding vote to approve our executive compensation are not considered routine matters under the rules of the NYSE. If a proposal is not a routine matter and the brokerage firm has not received voting instructions from the beneficial holder of the shares with respect to that proposal, then the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” In tabulating the voting result for any particular proposal, shares that are subject to broker non-votes with respect to that proposal will not be considered votes either for or against the proposal, but will be counted as present for determining whether or not a quorum exists. It is very important that you provide voting instructions to your brokerage firm if you want your shares to be voted at the Annual Meeting on a non-routine matter.
Can I change my mind after I vote?
If you vote by proxy, then you can revoke that proxy at any time before it is voted at the Annual Meeting by giving written notice to the Corporate Secretary of the Company or though one of the following three methods:

•	Vote again using the Internet or by telephone prior to the Annual Meeting.

•	Sign another proxy card with a later date and return it to us prior to the Annual Meeting.

•	Attend the Annual Meeting in person and vote in person.
If you hold your shares in "street name" as a beneficial holder, your bank, broker or other nominee should provide you with instructions on how you may instruct it to vote on your behalf and how you may revoke any voting instructions given.

How will a proposal or other matter that was not included in this Proxy Statement be handled for voting purposes if it is raised at the Annual Meeting?
If any matter that is not described in this Proxy Statement should properly come before the Annual Meeting, then John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any one of them, as proxies will vote the shares represented by valid proxies in accordance with their best judgment. For any other matter that may be properly presented at the Annual Meeting but which is not described in this Proxy Statement, assuming a quorum is present, the matter will be approved if the votes cast by holders of shares of common stock present, in person or by proxy, at the Annual Meeting in favor of the matter exceed the votes cast against the matter, unless a greater vote is required by law or by our charter. At the time this Proxy Statement was printed, management was unaware of any other matters that might be presented for shareholder action at the Annual Meeting.
Who will tabulate and certify the vote?
Representatives of Computershare, Inc. will tabulate the vote, act as the independent inspector of elections for the Annual Meeting and certify the final vote on all matters considered at the Annual Meeting.
What does it mean if I receive more than one copy of the Notice and Access Letter?
This means that you have multiple accounts holding shares of our common stock with brokers or our transfer agent. You will need to vote separately with respect to each proxy card that you receive. Please vote all of the shares you are entitled to vote. See “Additional Information—Householding of Annual Meeting Materials” for more information.
How can I request a written set of proxy materials, including a proxy card, or an additional set of proxy materials for the Annual Meeting?
All shareholders have the ability to access this Proxy Statement, the accompanying Notice of Annual Meeting of Shareholders, a written proxy card and the Annual Report by (i) accessing the materials at http://www.envisionreports.com/AAN, http://www.aarons.com/proxy and http://www.aarons.com/annualreport or (ii) requesting a printed set of these materials from us at no charge. To request a printed copy of these materials, please write to us at our principal executive offices located at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339-3182, Attn. Corporate Secretary.
What happens if I abstain from voting?
Abstentions with respect to a proposal are counted for purposes of establishing a quorum. If a quorum is present, then abstentions will have no impact on the outcome of the vote with respect to any of the proposals described in this Proxy Statement for consideration at the Annual Meeting.
What do I need to do if I want to attend the Annual Meeting?
Only shareholders, our board of directors, board nominees, management of the Company and management’s invited guests are permitted to attend the Annual Meeting. If you are a shareholder of record and wish to attend the Annual Meeting, you must provide valid picture identification, such as a driver’s license or passport, showing a name that matches a name on the Company’s list of record shareholders as of March 15, 2017 to be admitted to the Annual Meeting. If you hold your shares through a bank, broker or other nominee, more commonly known as holding shares in “street name,” and desire to vote at the Annual Meeting, you must inform your broker or other nominee and request a “legal” proxy from the broker or nominee. You will need to bring the legal proxy to the Annual Meeting along with valid picture identification. If you do not have a legal proxy, you will not be able to vote at the Annual Meeting. You are, however, still welcome to attend the Annual Meeting, but you must bring your most recent brokerage account statement showing that you owned Aaron’s common stock as of the record date along with valid picture identification to be admitted to the Annual Meeting. You are advised that if you own shares in street name and obtain a legal proxy, any proxy you have previously executed will be revoked, and your vote will not be counted unless you appear at the Annual Meeting and vote in person or legally appoint another proxy to vote on your behalf.

How are proxies solicited and what is the cost?
We bear all expenses incurred in connection with the solicitation of proxies. We have engaged MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee estimated to be up to $12,000 for the initial solicitation services, plus reimbursement of out-of-pocket expenses.
In addition to solicitation by mail and the Internet, certain officers, directors and employees of the Company may solicit proxies by telephone, email, facsimile or in person, although no additional compensation will be paid for such solicitation. The Company may also request banks, brokers and other nominees to solicit their customers who have a beneficial interest in our common stock registered in their names and will reimburse such banks, brokers and other nominees for their reasonable out-of-pocket expenses.
IN ORDER THAT YOUR SHARES OF OUR COMMON STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING IN CASE YOU ARE NOT PERSONALLY PRESENT, YOU ARE REQUESTED TO FOLLOW THE VOTING INSTRUCTIONS PROVIDED IN THE NOTICE AND ACCESS LETTER.

ADDITIONAL INFORMATION
Shareholder Proposals for 2018 Annual Meeting of Shareholders
In accordance with the provisions of Rule 14a-8(e) of the Exchange Act, proposals of shareholders intended to be presented at the 2018 Annual Meeting of Shareholders must be received by November 20, 2017 to be eligible for inclusion in the Company’s Proxy Statement and form of proxy for that meeting.
Other shareholder proposals not made in accordance with the provisions of Rule 14a-8 must be submitted to our board of directors in compliance with the Company’s bylaws between 90 to 120 days prior to the date of the 2018 Annual Meeting of Shareholders in order to be considered timely, which we currently anticipate will be held on or around May 3, 2018. Any such shareholder proposals must also be accompanied by the following information: (i) the full text in writing of the shareholder proposal as it will be proposed; (ii) the purpose or purposes for which the shareholder proposal is desired and a statement that the shareholder proposal is to be considered at the 2018 Annual Meeting of Shareholders; (iii) the names, addresses and number of shares of the Company held of record by the shareholder or shareholders making the proposal (or the number of shares of the Company beneficially owned and represented by a nominee certificate on file with the Company); (iv) the number of shares of the Company that have been solicited with regard to the proposal and the number of shares of the Company whose holders have agreed (in writing or otherwise) to vote in any specific fashion on the proposal; and (v) a written statement by the proponent that it intends to continue ownership of such voting shares through the date of the 2018 Annual Meeting of Shareholders.
Any shareholder desiring to nominate a candidate for election as a director at the 2018 Annual Meeting of Shareholders must submit the nomination in writing by first class registered mail to our President no earlier than the close of business on January 2, 2018 and no later than the close of business on March 3, 2018, unless the date of the 2018 Annual Meeting of Shareholders is not scheduled to be held between April 2, 2018 and July 11, 2018 (in which case any such nomination must be submitted to our President not earlier than the close of business on the one hundred twentieth (120th) day prior to the 2018 Annual Meeting of Shareholders and not later than the close of business on the later of the sixtieth (60th) day prior to the 2018 Annual Meeting of Shareholders or the tenth (10th) day following the day when the date of the 2018 Annual Meeting of Shareholders is first publicly announced by us). Any nomination must also contain the following information about the nominee, to the extent known by the shareholder submitting the nomination: (i) the nominee’s name, address and principal present occupation; (ii) to the shareholder’s knowledge, the total number of shares of our common stock that may be voted for the nominee; (iii) the names and addresses of the shareholders proposing to make the nomination, and the number of shares of our common stock owned by each such shareholder; (iv) the nominee’s age, past employment, education, beneficial ownership of shares of our common stock, past and present financial standing, criminal history (including any convictions, indictments or settlements thereof), involvement in any past or pending litigation or administrative proceedings (including threatened involvement), relationship to and agreements (whether or not in writing) with the shareholders (and their relatives, subsidiaries and affiliates) intending to make the nomination, past and present relationships or dealings with us or any of our subsidiaries, affiliates, directors, officers or agents, plans or ideas for managing our affairs (including any termination of employees, any sales of corporate assets, any proposed merger, business combination or recapitalization, and any proposed dissolution or liquidation); (v) the nominee’s written consent to being named in a proxy statement as a nominee and to serving as director if elected; and (vi) all additional information relating to the nominee that would be required to be disclosed, or otherwise required, pursuant to Sections 13 or 14 of the Exchange Act, and the rules and regulations promulgated there under, in connection with any acquisition of shares by the nominee or in connection with the solicitation of proxies by the nominee for his or her election as a director, regardless of the applicability of such provisions of the Exchange Act.
The Company retains discretion to vote proxies it receives with respect to director nominations or any other business proposals received after their respective deadlines for submission as described above. The Company retains discretion to vote proxies it receives with respect to such proposals received prior to such deadlines provided (i) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (ii) the proponent does not issue its own proxy statement.

Householding of Annual Meeting Materials
As permitted by the Securities and Exchange Commission, only one copy of our Notice and Access Letter regarding the annual meeting may be delivered to shareholders residing at the same address, unless such shareholders have notified us of their desire to receive multiple copies. We will promptly deliver, upon oral or written request, a separate copy of our Notice and Access Letter (or proxy materials, if applicable) to any shareholder residing at an address to which only one copy was mailed. Shareholders residing at the same address and currently receiving only one copy of our Notice and Access Letter may contact us to request multiple copies in the future. Alternatively, shareholders residing at the same address and currently receiving multiple copies of our Notice and Access Letter (or proxy materials, if applicable) may request that only a single copy be mailed in the future. The Company will promptly deliver additional copies of this Proxy Statement and other proxy materials to any shareholder who contacts the Company’s principal corporate office at 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339-3194 requesting such additional copies; alternatively, you may contact the Company’s proxy solicitor, MacKenzie Partners.
Communicating with the Board of Directors and Corporate Governance Documents
The Company’s security holders and other interested parties may communicate with our board of directors, the non-management or independent directors as a group, or individual directors by writing to them in care of the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339-3194. Correspondence will be forwarded as directed by the writer. The Company may first review, sort, and summarize such communications, and screen out solicitations for goods or services and similar inappropriate communications unrelated to the Company or its business. All concerns related to audit or accounting matters will be referred to the Audit Committee.
The charters of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the Company’s Code of Business Conduct and Ethics, its Code of Ethics for the Chief Executive Officer and the Senior Financial Officers and Employees and its Corporate Governance Guidelines can each be viewed by clicking the “Corporate Governance” tab on the Investor Relations area of the Company’s website at http://www.aarons.com. You may also obtain a copy of any of these documents without charge by writing to the Corporate Secretary, Aaron’s, Inc., 400 Galleria Parkway, S.E., Suite 300, Atlanta, Georgia 30339-3194.
Other Action at the Meeting
As of the date of this Proxy Statement, we have no knowledge of any business, other than described herein, and customary procedural matters that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that proxies will be voted in accordance with the discretion of the proxy holders.
Moreover, our board of directors reserves the right to adjourn or postpone the Annual Meeting for failure to obtain a quorum, for legitimate scheduling purposes or based on other circumstances that our board of directors believes would cause such adjournments or postponements to be in the best interests of our shareholders.
*   *   *   *   *   *

BY ORDER OF THE BOARD OF DIRECTORS

Robert W. Kamerschen
Executive Vice President, General Counsel,
Chief Administrative Officer & Corporate Secretary
March 20, 2017

Aaron's, Inc.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 1, 2017.

Vote by Internet

- Go to **www.envisionreports.com/AAN**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board recommends a vote FOR all director nominees, FOR Proposals 2 and 4, and 1 YEAR for Proposal 3.

1. Election of Directors:

Nominee	For	Against	Abstain
01 - Kathy T. Betty	☐	☐	☐
02 - Douglas C. Curling	☐	☐	☐
03 - Cynthia N. Day	☐	☐	☐
04 - Curtis L. Doman	☐	☐	☐
05 - Walter G. Ehmer	☐	☐	☐
06 - Hubert L. Harris, Jr.	☐	☐	☐
07 - John W. Robinson, III	☐	☐	☐
08 - Ray M. Robinson	☐	☐	☐
09 - Robert H. Yanker	☐	☐	☐

Proposal	For	Against	Abstain
2. Approval of a non-binding advisory resolution to approve the Company's executive compensation.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for 2017.	☐	☐	☐

Proposal	1 Year	2 Years	3 Years	Abstain
3. Recommendation, on a non-binding advisory basis, of the frequency (every 1, 2 or 3 years) of future advisory votes on executive compensation.	☐	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Signature should agree with the name(s) hereon. Executors, administrators, trustees, guardians and attorneys should so indicate when signing. For joint accounts each owner should sign. The full name of a corporation should be signed by a duly authorized officer.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Aaron's, Inc. COMMON STOCK

This Proxy is Solicited by the Board of Directors for the Annual Meeting of Shareholders to be Held on May 2, 2017.

The undersigned shareholder of Aaron's, Inc. hereby constitutes and appoints John W. Robinson III, Steven A. Michaels and Robert W. Kamerschen, or any of them, the true and lawful attorneys and proxies of the undersigned with full power of substitution and appointment, for and in the name, place and stead of the undersigned, to vote all of the undersigned's shares of Common Stock of Aaron's, Inc., at the Annual Meeting of Shareholders to be held in Atlanta, Georgia on Tuesday, the 2nd day of May 2017, at 9:00 a.m., local time, and at any and all adjournments or postponements thereof as follows.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED ABOVE, "FOR" APPROVAL OF A NON-BINDING ADVISORY RESOLUTION TO APPROVE THE COMPANY'S EXECUTIVE COMPENSATION, "FOR" THE OPTION OF ONCE EVERY YEAR AS THE FREQUENCY OF FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION, AND "FOR" RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2017.

Participants in any retirement plan of Aaron's, Inc. may vote their proportionate share of Company Common Stock held in the plan by signing and returning this card, or by voting electronically or by telephone. By doing so, you are instructing the trustee to vote all of your shares at the meeting, and at any and all adjournments or postponements thereof, as you have indicated with respect to the matters referred to on the reverse side of this proxy. **If this card is signed and returned without voting instructions, you will be deemed to have instructed the plan trustee to vote your shares in accordance with the recommendations of the Company's board of directors listed above.** If this card is not returned (and your shares are not otherwise voted electronically or by telephone) or if this card is returned unsigned, your shares will be voted by the plan trustee in the same proportion as the shares for which voting instructions are received from other participants in the plan.

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated March 20, 2017, and the Proxy Statement furnished therewith.

It is understood that this proxy confers discretionary authority in respect to matters not known or determined at the time of the mailing of the Notice of the Annual Meeting of Shareholders to the undersigned.

This proxy is revocable at or at any time prior to the Annual Meeting.

(Continued and to be dated and signed on reverse side)